As filed with the Securities and Exchange Commission                                                           on Registration No. 333-172509

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

POWERDYNE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	3621	20-5572576
State or other jurisdiction	Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

Suite 100E
300 Centerville Road
Warwick, Rhode Island 02886
(401) 739-3300
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Arthur M. Read, II, Esq., LTD
Suite 100E
300 Centerville Road
Warwick, Rhode Island 02886
(401) 739-2020
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to
Lee W. Cassidy, Esq.
Anthony A. Patel, Esq.
Cassidy & Associates
9454 Wilshire Boulevard
Beverly Hills, California 90212
(202) 387-5400 (949) 673-4525 (fax)

Approximate Date of Commencement of proposed sale to the public:      As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions “large accelerated filer,”“accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filed	☐
Non-accelerated filed	☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit (1)	Offering Price	Fee (2)
Common Stock held by Selling Shareholders	70,068,499 shares	$0.15	$10,510,275	$1,205

(1)           There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2)           $1,451 previously paid by electronic transfer.

EXPLANATORY NOTE

This registration statement and the prospectus therein covers the registration of 70,068,499 shares of common stock offered by the holders thereof.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated ______, 2011

POWERDYNE INTERNATIONAL, INC.
70,068,499 shares of Common Stock offered by selling shareholders at $0.15 per share

This prospectus relates to the offer and sale of 70,068,499 shares of common stock (the “Shares”) of Powerdyne International, Inc. (the “Company”), $0.0001 par value per share, offered by the holders thereof (the “Selling Shareholder Shares”), who are deemed to be statutory underwriters.  The Selling Shareholders will offer and sell Shares at a price of $0.15 per share, or at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The maximum number of Shares that can be sold pursuant to the terms of this offering by the selling shareholders is (in aggregate) 70,068,499.  Funds received by the selling shareholders will be immediately available to such selling shareholders for use by them. The Company will not receive any proceeds from the sale of the Selling Shareholder Shares.

The offering will terminate twenty-four (24) months from the date that the registration statement relating to the Shares is declared effective, unless earlier fully subscribed or terminated by the Company.  The Company intends to maintain the current status and accuracy of this prospectus and to allow selling shareholders to offer and sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.  All costs incurred in the registration of the Shares are being borne by the Company.

Prior to this offering, there has been no public market for the Company’s common stock.  No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained.  The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.  The Shares will become tradable on the effective date of the registration statement of which this prospectus is a part.

Neither the Company nor any selling shareholders has any current arrangements nor entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares.  If the Company or selling shareholders can locate and enter into any such arrangement(s), the Shares will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

Assumed Price
To Public
Per Common Stock Share
Offered by Company	$0.15 per share

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 6.

Powerdyne International, Inc.
Suite 100E
300 Centerville Road
Warwick, Rhode Island 02886
(401) 739-3300

Prospectus dated __________________, 2011

TABLE OF CONTENTS

Prospectus Summary	4
Risk Factors	6
Forward-Looking Statements	11
Determination of Offering Price	12
Dividend Policy	12
Selling Shareholders Sales	12
Plan of Distribution	12
Description of Securities	13
The Business	14
The Company	21
Plan of Operation	23
Management's Discussion and Analysis of Financial Condition and Results of Operations	24
Management	27
Executive Compensation	29
Security Ownership of Certain Beneficial Owners and Management	31
Certain Relationships and Related Transactions	31
Selling Shareholders	31
Shares Eligible for Future Sales	35
Legal Matters	35
Experts	35
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	35
Financial Statements	37

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company

History

The Company is a development stage company planning to build and lease electrical generation technology and equipment.  The Company was incorporated in the State of Delaware in September 2006 and was formerly known as Greenmark Acquisition Corporation (“Greenmark” or “Greenmark Acquisition”).  On February 7, 2011, Greenmark Acquisition and Powerdyne, Inc., a Nevada corporation (“Powerdyne Nevada”), merged with Greenmark as the surviving company (the “Merger”).  Powerdyne Nevada was formed in February 2010 in the State of Nevada and had limited operations until the time of its combination with the Company.  As part of the merger, Greenmark Acquisition Corporation, the surviving entity, changed its name to Powerdyne International, Inc.  Prior to the Merger, Greenmark had no ongoing business or operations and was established for the purpose of completing mergers and acquisitions with a target company, such as Powerdyne Nevada.  The Merger was effectuated as a statutory merger, and a certificate of merger was filed in the State of Delaware effecting the transaction.

The Company is located at Suite 100E, 300 Centerville Road, Warwick, Rhode Island 02886.  The Company’s main phone number is (401) 739-3300.

Business

The Company plans to manufacture, install, maintain and lease its own portable electrical power equipment (for which the Company has applied for a patent).  The Company plans to manufacture portable electrical power equipment intended to be installed at client locations.  The Company will own, maintain and lease the equipment to the customer who will use it to produce its own supplemental electrical power.  The Company’s products are intended to be portable, easy-to-use units that can be conveniently redeployed in various locations around the world.  The Company’s units can also be assembled and combined to produce power centers providing up to 50 megawatts of power.

As it intends to provide remote, independent and cost efficient primary electrical power generating systems, the Company’s potential customers include a variety of small independent utility companies, mining operations, manufacturing centers, and commercial enterprises worldwide.  The Company plans to build portable generator equipment specific to its clients’ specifications which thereafter generates electrical power for the customer to run its facility, operation or other power needs.  The Company expects that in many markets any excess electricity generated can be sold by the customer to its primary electrical utility, thereby reducing the customer’s operating costs.

The Company’s product ‘genset’ unit (PDIGenset) is a self contained generator that is powered by a modified radial air cooled engine to drive a minimum of a 1-megawatt generator. The entire unit, which runs on natural gas or propane, is compact, lightweight and clean burning.   As a result, the unit produces extremely low emissions and is extremely energy-efficient.

The idea for using an air cooled radial engine to drive a generator posed operating difficulties due to the fact that the engine was not designed to run on gaseous fuels.  Therefore, a completely new system for delivering a gaseous fuel to the engine had to be invented and developed.  The Company's president and promoter, Dale P. Euga, pioneered a new system capable of delivering the gaseous fuel to the engine. Further testing and modifications have produced a solid state unit that efficiently delivers the fuel to the engine, resulting in a strong and reliable engine that can operate on any gaseous fuel with a sustained engine life and maximum horsepower.

The basis of the Company’s overall business is founded on the ability to produce electrical power using proprietary technology to power electrical generation equipment which generates electricity at a much lower cost than the existing means of producing or providing primary electric power. The Company expects that the difference between its cost to produce electrical power and the current billing rate of existing local utility providers presents a sizable cost savings for customers and revenue opportunity for the Company.

The Company has recently completed the building of a prototype of the PDIGenset.  Previously, prior to the formation of the Company, the Company’s founder and CEO independently produced and tested an earlier version of the current prototype.

Risks and Uncertainties facing the Company

As a development stage company, the Company has no operating history and has continuously experienced losses since its inception.  The Company needs to create a source of revenue or locate additional financing in order to continue its developmental plans.  As a development stage company, management of the Company has no prior experience in building and marketing products similar to that of the Company and in marketing and distributing such products on a broad scale.

One of the biggest challenges facing the Company is identifying and targeting effective sales, marketing and distribution strategies.  As a developing company, the Company is in the process of identifying and targeting potential distributors and marketers of its products in order to reach the intended end users for the products.  To reach potential end customers, the Company will need to have an effective sales, marketing and distribution strategy.

Due to financial constraints, the Company has to date conducted limited advertising and marketing to reach end customers.  If the Company were unable to develop strong and reliable sources of potential end users and a means to efficiently reach buyers and customers for its products, it is unlikely that the Company could develop its operations to return revenue sufficient to further develop its business plan.  Moreover, the above assumes that the Company’s products are met with customer satisfaction in the marketplace and exhibit steady adoption of products amongst the potential customer base, neither of which is currently known or guaranteed.

The Company’s independent auditors have issued a report questioning the Company’s ability to continue as a going concern.

Trading Market

Currently, there is no trading market for the securities of the Company.  The Company intends to initially apply for admission to quotation of its securities on the OTC Bulletin Board as soon as possible, which may be while this offering is still in process.  There can be no assurance that the Company will qualify for quotation of its securities on the OTC Bulletin Board.  See “RISK FACTORS” and “DESCRIPTION OF SECURITIES”.

The Offering

The maximum number of Shares that can be sold pursuant to the terms of this offering is 70,068,499.  The offering will terminate twenty-four (24) months from the date of this prospectus unless earlier fully subscribed or terminated by the Company.

This prospectus relates to the offer and sale by certain shareholders of the Company of up to 70,068,499 Shares (the “Selling Shareholder Shares”).  The Selling Shareholders, who are deemed to be statutory underwriters, will offer and sell Shares at a price of $0.15 per share, or at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.
.
Common stock outstanding before the offering	191,749,999	(1)

Common stock for sale by selling shareholders	70,068,499

Common stock outstanding after the offering	191,749,999

Offering Price	$0.15 per share

Proceeds to the Company	$0

(1) Based on number of shares outstanding as of the date of this prospectus.

The Company will not receive any proceeds from any sale of the Shares.

Summary Financial Information

The statements of operations data for the period from February 2, 2010 (inception) to December 31, 2010 and the balance sheet data at December 31, 2010 are derived from Powerdyne Nevada’s audited financial statements and related notes thereto included elsewhere in this prospectus.  As the Company had no operations or specific business plan until the merger, the information presented below is with respect to Powerdyne Nevada, which merged with the Company in February 2011 as a result of the Merger.

	Period ended September 30, 2011	Period ended September 30, 2010
Statement of operations data
Revenue	$0	$0
Net loss	$(696,184)	$(39,303)
Net loss per share, basic and diluted	(0.00)	(0.00)
Weighted average number of shares outstanding, weighted and diluted	191,890,110	188,000,000

Period ended December 31, 2010
Statement of operations data
Revenue	$0
Net loss	$(306,270)
Net loss per share, basic and diluted	(0.03)
Weighted average number of shares outstanding, weighted and diluted	12,084,337

	At September 30, 2011	At December 31, 2010
Balance sheet data
Cash and cash equivalents	$46,587	$2,059
Other assets	$156,211	$27,979
Total assets	$202,798	$30,038
Total liabilities	$136,652	$45,323
Total stockholders’ equity (deficit)	$66,146	$(15,285)

RISK FACTORS

A purchase of any Shares is an investment in the Company’s common stock and involves a high degree of risk.  Investors should consider carefully the following information about these risks, together with the other information contained in this prospectus, before the purchase of the Shares.  If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer.  In this case, the market price of the common stock could decline, and investors may lose all or part of the money they paid to buy the Shares.

The Company has no revenues to date.

The Company has generated no revenues to date.  To date, most of management’s time, and the Company’s limited resources have been spent in developing strategy, researching potential opportunities, contacting partners, exploring marketing contacts, establishing operations and management personnel and resources, preparing its business plan and model, selecting professional advisors and consultants and seeking capital for the Company.

The Company’s independent auditors have issued a report questioning the Company’s ability to continue as a going concern.

In their audited financial report, the company’s independent auditors have issued a comment that unless the Company is able to develop and market its products or obtain financing from other sources, there is a significant question as to its ability to continue as a going concern.

The Company has not sold any products to date and has only recently built its current product prototype.

Since inception, the Company has heretofore not sold a single product.  The Company has just recently completed the building of its current prototype of the PDIGenset.  To date, no other products of the Company have been manufactured.

No assurance of production or commercial feasibility.

Even if the Company can successfully develop and manufacture products, there can be no assurance that such products will have any commercial advantages.  Also, there is no assurance that the products will perform as intended in the marketplace.

The Company is a development-stage company with no operating history of its own and as such any prospective investor cannot assess the Company’s profitability or performance.

Because the Company is a development-stage company with no operating history, it is impossible for an investor to assess the performance of the Company or to determine whether the Company will meet its projected business plan.  The Company has limited financial results upon which an investor may judge its potential.  As a company emerging from the development-stage, the Company may in the future experience under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early stage business.  An investor will be required to make an investment decision based solely on the Company management’s history and its projected operations in light of the risks, expenses and uncertainties that may be encountered by engaging in the Company’s industry.

The Company is a development stage company and has a correspondingly small financial and accounting organization. Being a public company may strain the Company's resources, divert management’s attention and affect its ability to attract and retain qualified officers and directors.

The Company is a development stage company with no developed finance and accounting organization and the rigorous demands of being a public company will require a structured and developed finance and accounting group. As a reporting company, the Company is already subject to the reporting requirements of the Securities Exchange Act of 1934.  However, the requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs which may be prohibitive to the Company as it develops its business plan, products and scope..  These costs have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on its personnel, systems and resources.

The Securities Exchange Act requires, among other things, that companies maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.  As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the development of the Company's business, financial condition and results of operations.

These rules and regulations may also make it difficult and expensive for the Company to obtain director and officer liability insurance. If the Company is unable to obtain adequate director and officer insurance, its ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

The Company is a development-stage company and has little experience in commercializing products.

The Company is a development-stage company and as such has little experience in commercializing products and managing a public company.  Such lack of experience may result in the Company experiencing difficulty in adequately operating and growing its business.  Further, the Company may be hampered by lack of experience in addressing the issues and considerations which are common to growing product companies.  If the Company’s operating or management abilities consistently perform below expectations, the Company’s business is unlikely to thrive.  In addition, although the Company is already a reporting company, the Company’s lack of experience may result, in spite of the successful product development and commercialization, in difficulty in managing the operations and finances of a public company.

Reliance on third party agreements and relationships is necessary for development of the Company's business.

The Company will need the manufacturing, service and other third party relationships in order to develop and grow its business.  The Company will be substantially dependent on these strategic partners and third party relationships.  To date, the Company has not entered into any such relationships.

The Company expects to incur additional expenses and may ultimately never be profitable.

The Company is a development-stage company, has limited operations.  As of September 30, 2011, the Company had accumulated losses of $1,002,454.  In addition, the Company will need to begin generating revenue to achieve and maintain profitability.  To become profitable, the Company must successfully develop, market and lease its products, a process that involves many factors that are beyond the Company’s control, including the type of competition that the Company may encounter. Ultimately, in spite of the Company’s best or reasonable efforts, the Company may never actually generate revenues or become profitable.

If the Company is unable to generate sufficient cash from operations, it may find it necessary to curtail development and operational activities.

The Company has an extensive business plan hinged on its ability to develop and commercialize its products.  If the Company is unable to develop and/or commercialize its products, then it would not be able to proceed with its business plan or possibly to successfully develop its planned operations at all.

The proposed operations of the Company are speculative.

The success of the proposed business plan of the Company will depend to a great extent on the operations, financial condition and management of the Company.  Although the Company has a business plan and intends to execute its overall business strategy, limited operations have been conducted to date.  As no revenues have been finalized or consummated as of yet, the proposed operations of the Company remain speculative.

The Company’s founder and chief executive officer beneficially owns and will continue to own a majority of the Company’s common stock and, as a result, can exercise control over stockholder and corporate actions.

Mr. Dale Euga, the founder, president and chief executive officer of the Company, and a promoter of the Company, is currently the beneficial owner of approximately 54% of the Company’s outstanding common stock and assuming sale of all the Shares, will own 51% of the Company's then outstanding common stock upon closing of the offering.  As such, he will be able to control most matters requiring approval by stockholders, including the election of directors and approval of significant corporate transactions.  This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent stockholders from realizing a premium over the market price for their Shares.

Executive officers and directors of the Company will retain voting control after the offering, which will allow them to exert substantial influence over major corporate decisions.

The Company anticipates that its executive officers and directors will, in the aggregate, beneficially own approximately 64% of its issued and outstanding capital stock following the completion of this offering, assuming the sale of all Shares hereby offered.  Accordingly, the present shareholders, by virtue of their percentage share ownership and certain procedures established by the certificate of incorporation and by-laws of the Company for the election of its directors, may effectively control the board of directors and the policies of the Company.  As a result, these stockholders will retain substantial control over matters requiring approval by the Company’s stockholders, such as (without limitation) the election of directors and approval of significant corporate transactions.  This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent stockholders from realizing a premium over the market price for their Shares.

Certain executive officers and directors possess anti-dilution provisions which will allow them to maintain their position and control in the Company.

Each of Mr. Euga, Mr. Read and Mr. Caromile has anti-dilution agreements with the Company.  These anti-dilution provisions provide that additional shares of common stock in the Company should be issued to these individuals at any time that the Company issues additional shares of common stock.  The effect of these anti-dilution provisions is to maintain the ownership position and control these particular officers and directors.  Accordingly, such provisions may have detrimental effects on the rights of other Company stockholders.

The Company depends on its management team to manage its business effectively.

The Company's future success is dependent in large part upon its ability to understand and develop the business plan and to attract and retain highly skilled management, operational and executive personnel.  In particular, due to the relatively early stage of the Company's business, its future success is highly dependent on its officers, to provide the necessary experience and background to execute the Company's business plan.  The loss of any officer’s services could impede, particularly initially as the Company builds a record and reputation, its ability to develop its objectives, particularly in its ability to develop a successful strategy to develop, market and lease its products, and as such would negatively impact the Company's possible development.

Government regulation could negatively impact the business.

The Company’s products may be subject to various government regulations in the jurisdictions in which they operate.  Due to the potential wide geographic scope of the Company’s operations, the Company could be subject to regulation by political and regulatory entities throughout the United States, including various local and municipal agencies and government sub-divisions, and various foreign governments and political subdivisions thereof.  The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Company’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

There has been no prior public market for the Company’s securities and the lack of such a market may make resale of the stock difficult.

No prior public market has existed for the Company’s securities and the Company cannot assure any investor that a market will develop subsequent to this offering. An investor must be fully aware of the long-term nature of an investment in the Company.  The Company intends to apply for quotation of its common stock on the OTC Bulletin Board as soon as possible which may be while this offering is still in process.  However, the Company does not know if it will be successful in such application, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board.  If for any reason the common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, investors in the offering may have difficulty selling their common stock should they desire to do so.  If the Company is not successful in its application for quotation on the OTC Bulletin Board, it will apply to have its securities quoted by the Pink OTC Markets, Inc., real-time quotation service for over-the-counter equities.

The Company does not intend to pay dividends to its stockholders, so investors will not receive any return on investment in the Company prior to selling their interest in it.

The Company does not project paying dividends but anticipates that it will retain future earnings for funding the Company’s growth and development.  Therefore, investors should not expect the Company to pay dividends in the foreseeable future.  As a result, investors will not receive any return on their investment prior to selling their Shares in the Company, if and when a market for such Shares develops.  Furthermore, even if a market for the Company’s securities does develop, there is no guarantee that the market price for the shares would be equal to or more than the initial per share investment price paid by any investor.  There is a possibility that the Shares could lose all or a significant portion of their value from the initial price paid in this offering.

The Company’s stock may be considered a penny stock and any investment in the Company’s stock will be considered a high-risk investment and subject to restrictions on marketability.

If the Shares commence trading, the trading price of the Company's common stock may be below $5.00 per share.  If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended.  These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions).  For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s common stock which could impact the liquidity of the Company’s common stock.

The Company may face significant competition from companies that serve its industries.

The Company may face competition from other companies that offer similar products, ranging from local suppliers to large multinational manufacturers and companies.  Some of these potential competitors may have longer operating histories, greater brand recognition, larger client bases and significantly greater financial, technical and marketing resources than the Company does.  These advantages may enable such competitors to respond more quickly to new or emerging technologies and changes in customer preferences.  These advantages may also allow them to engage in more extensive research and development, undertake extensive far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. The Company believes that its current and anticipated products are, and will be, sufficiently different from existing competition.  However, few of these organizations are using their products in the configuration that the Company is currently proposing.  As a result, it is possible that potential competitors may have or may rapidly acquire significant market share.  Increased competition may result in price reductions, reduced gross margin and loss of market share.  The Company may not be able to compete successfully, and competitive pressures may adversely affect its business, results of operations and financial condition.

The Company’s pricing strategy presents special risks.

The Company plans to price its initial product for leasing by customers upon payment of an initial deposit of $750,000 and an ongoing monthly maintenance fee.  The size of the initial deposit is large and may dissuade potential customers from doing business with the Company.  As a development stage company without an established business and set of customers, the Company’s strategy of requiring a significant upfront cash outlay from its customers may create a significant obstacle to sales of the Company’s products and market acceptance generally of the Company and its products.

Products have not completed development.

The Company has not completed the development of a full product line, and further, it anticipates a continuing need to develop additional products.  No assurance can be given that the products can be developed to implementation or that the products will achieve commercially viable sales levels.

No formal market survey has been conducted.

No independent marketing survey has been performed to determine the potential demand for the Company’s products. The Company has conducted only limited marketing studies, which indicate that its products would potentially be marketable.  However, no assurances can be given that upon marketing, sufficient markets can be developed to sustain the Company's operations on a continued basis.

The Company may be subject to increasing environmental and regulatory restrictions and developments, which may result in increased costs, lower revenue and profits and/or difficulty in conducting business.

Current, or future, environmental regulations may affect the availability or cost of goods and services, such as natural resources, which are necessary to operate the Company’s business.  Any violation of these laws could adversely affect the Company and its business.  The Company’s operations may necessitate the use and handling of hazardous materials and, as a result, they may be subject to various federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including (without limitation) those regulations governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, the cleanup of contaminated sites and the maintenance of a safe work place.  These laws impose penalties, fines and other sanctions for noncompliance and liability for response costs, property damages and personal injury resulting from past and current spills, disposals or other releases of, or exposure to, hazardous materials.  The Company could incur substantial costs as a result of noncompliance with or liability for cleanup or other costs or damages under these laws.  The Company may become subject to more stringent environmental laws in the future.  If more stringent environmental laws are enacted in the future, these laws could have a material adverse effect on the business, financial condition and results of operations of the Company.

The time devoted by Company management may not be full-time.

It is anticipated that key officers will devote themselves full-time to the business of the Company.  Specifically, each of Mr. Euga, Mr. Barton and Mr. Caromile are expected to devote approximately 40 hours per week to the business of the Company.    However, certain officers will devote only such time as is necessary (which may be less than full-time) to fulfill their respective duties as an officer of the Company.  Specifically, Mr. Read and Ms. Madison are expected to devote approximately 20 hours per week to the business of the Company.  Furthermore, the Company may choose not to require its management to be available or provide services on a full-time basis to the Company.

The Company has authorized the issuance of preferred stock with certain preferences.

The board of directors of the Company is authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock.  The board of directors has the power to establish the dividend rates, liquidation preferences, and voting rights of any series of preferred stock, and these rights may be superior to the rights of holders of the Shares.  The board of directors may also establish redemption and conversion terms and privileges with respect to any shares of preferred stock.  Any such preferences may operate to the detriment of the rights of the holders of the Shares, and further, could be used by the board of directors as a device to prevent a change in control of the Company.  No such preferred shares or preferences have been issued to date, but such shares or preferences may be issued at a later time, subject to the sole discretion of the board of directors.

The Company does not maintain certain insurance, including errors and omissions and indemnification insurance.

The Company has limited capital and, therefore, does not currently have a policy of insurance against liabilities arising out of the negligence of its officers and directors and/or deficiencies in any of its business operations.  Even assuming that the Company obtained insurance, there is no assurance that such insurance coverage would be adequate to satisfy any potential claims made against the Company, its officers and directors, or its business operations or products.  Any such liability which might arise could be substantial and may exceed the assets of the Company.  The certificate of incorporation and by-laws of the Company provide for indemnification of officers and directors to the fullest extent permitted under Delaware law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy, as expressed in the Act, and is therefore, unenforceable.

Patent(s) and/or trade secret protection applied for by the Company may be inadequate.

The Company has applied for patent protection on certain aspects of its product lines.  Additionally, it possesses certain proprietary design and manufacturing processes.  The Company plans on attempting to obtain patents, copyright, trademarks and service marks on its products and services.  However, there can be no assurance that the Company can obtain effective protection against unauthorized duplication or the introduction of substantially similar products or that existing patent, trade secret or other intellectual property protection adequately protects the Company.

The Company intends to file for foreign patent protection, but such efforts may be inadequate.

The Company plans to file and attempt to obtain patent protection for its products in most foreign countries.  However, even if the Company files required patent applications in most or all foreign countries, there can be no assurance that any such patent will be granted or, if granted, that the validity of such patent will not be contested in the courts.  To the extent that such patent is valid, there can further be no assurance the patent will fully protect the Company and that a third party may not find other ways to exploit the intellectual property that the patent purports to protect.  To date, no patent application has been filed in the United States for patents on improvements and enhancements made to fuel delivery processes and technology by the Company that were or are being developed to bring the Company’s products to the point of commercial use.  The Company or others intend to file additional applications, but there is no assurance that if such additional applications are filed in foreign countries that any patent will be granted or, if granted, that the validity of such patent will not be challenged in the courts, and to the extent granted and valid, that the patent will adequately protect the Company.

The Company is subject to the potential factors of obsolescence and technological change.

The business of the Company is susceptible to rapidly changing technology and the Company's product development and manufacturing process is subject to constant change.  Although the Company intends to continue to develop and improve its products and manufacturing capability, there can be no assurance that funds for such expenditures will be available or that the Company's competition will not develop similar or superior capabilities or that the Company will be successful in its internal efforts.  The future success of the Company will depend in part on its ability to respond effectively to rapidly changing technologies, industry standards and customer requirements by adapting and improving the performance features and reliability of its products.

The offering price of the Shares has been arbitrarily determined by the Company and such offering should not be used by an investor as an indicator of the fair market value of the Shares.

Currently there is no public market for the Company’s common stock. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. Thus an investor should be aware that the offering price does not reflect the fair market price of the Shares.

The Company may complete a primary offering for Shares in parallel with or immediately following this offering.

The Company may conduct a primary offering for Shares to raise proceeds for the Company.  Such an offering may be conducted in parallel with or immediately following this offering.  Sales of additional Shares will dilute the percentage ownership of existing shareholders in the Company.

Forward-Looking Statements

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, the Company cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate. The Company’s businesses can be affected by, without limitation, such things as natural disasters, economic trends, international strife or upheavals, consumer demand patterns, labor relations, existing and new competition, consolidation, and growth patterns within the industries in which the Company competes and any deterioration in the economy may individually or in combination impact future results.

DETERMINATION OF OFFERING PRICE

There is no public market for the Company’s common stock and the price at which the Shares are being offered has been arbitrarily determined by the Company.  This price does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company but represents solely the arbitrary opinion of management of the Company.

DIVIDEND POLICY

The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of its business.

SELLING SHAREHOLDER SALES

This prospectus relates to the sale of 70,068,499 outstanding shares of the Company’s common stock by the holders of those shares.  The selling shareholders, who are deemed to be statutory underwriters, will offer and sell Shares at an offering price of $0.15 per share, or at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. The distribution of the common stock by the selling shareholders may be effected in one or more transactions that may take place through customary brokerage channels, in privately negotiated sales; by a combination of these methods; or by other means. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders’ Shares.

PLAN OF DISTRIBUTION

The Company and the selling shareholders are seeking an underwriter, broker-dealer or selling agent to sell the Shares. Neither the Company nor the selling shareholders have entered into any arrangements with any underwriter, broker-dealer or selling agent as of the date of this prospectus.  At the time of this prospectus, neither the Company nor the selling shareholders has located a broker-dealer or selling agent to sell the Shares.

The Company intends to maintain the currency and accuracy of this prospectus and to permit offers and sales of the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

Pursuant to the provisions of Rule 3a4-1 of the Securities Exchange Act of 1934, none of the officers or directors offering the Shares is considered to be a broker of such securities as (i) no officer or director is subject to any statutory disqualification, (ii) no officer or director is nor will be compensated by commissions for sales of the securities, (iii) no officer or director is associated with a broker or dealer, (iv) all officers and directors are primarily employed on behalf of the Company in substantial duties and (v) no officer or director participates in offering and selling securities more than once every 12 months.

The offering will terminate 24 months following the date of the initial effectiveness of the registration statement to which this prospectus relates, unless earlier closed.

Resales of the Securities under State Securities Laws

The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon resales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act.  Resales of the Shares in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker).  The resale of such Shares may be subject to the holding period and other requirements of Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission.

Selling Shareholders

The Selling Shareholder Shares will be offered at an offering price of $0.15 per share, or at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.  The distribution of the Selling Shareholder Shares may be effected in one or more transactions that may take place through customary brokerage channels, in privately-negotiated sales, by a combination of these methods or by other means.  The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Shares.  The Company will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders' Shares. Of the 70,068,499 Selling Shareholder Shares included in the registration statement of which this prospectus is a part, 25,625,167 Selling Shareholder Shares are held by officers, affiliates or directors of the Company.

DESCRIPTION OF SECURITIES

Capitalization

The Company is authorized to issue 300,000,000 shares of common stock, par value $0.0001, of which 191,749,999 shares are outstanding as of the date of the registration statement, of which this prospectus is a part.  The Company is also authorized to issue 20,000,000 share of preferred stock, par value $0.0001, of which no shares were outstanding as of the date of the registration statement, of which this prospectus is a part.

The following statements relating to the capital stock set forth the material terms of the securities of the Company, however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the certificate of incorporation and the by-laws, copies of which are filed as exhibits to this registration statement.

Common Stock

The Company is registering up to 70,068,499 shares of common stock for sale to the public by the holders thereof at a price of $0.15 per Share.  The Company is not directly offering any Shares for sale.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  In addition to any vote required by law, the consent of at least a majority of the holders of the then-outstanding shares of common stock is required to (i) redeem, purchase or otherwise acquire any share of common stock, (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of common stock; or (iii) amend the certificate of incorporation of the Company if such amendment would change any of the rights, preferences or privileges of the common stock.  Holders of common stock do not have cumulative voting rights.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.  In the event of a liquidation, dissolution or winding up, subject to the rights of the shares of preferred stock, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder's share value.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by the board of directors.  The board of directors may fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders of the Company, except that no holder of preferred stock shall have preemptive rights.  Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

At present, the Company has no plans to issue any preferred stock or adopt any series, preferences or other classification of preferred stock.  The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.

Although the Company’s board of directors is required to make any determination to issue such preferred stock based on its judgment as to the best interests of the stockholders of the Company, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or otherwise.

Admission to Quotation on the OTC Bulletin Board

If the Company meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board.  The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.  To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing.  In addition, the Company must make available adequate current public information as required by applicable rules and regulations.

In certain cases the Company may elect to have its securities initially quoted in the Pink Sheets published by Pink OTC Markets Inc.  In general there is greater liquidity for traded securities on the OTC Bulletin Board, and less through quotation on the Pink Sheets. It is not possible to predict where, if at all, the securities of the Company will be traded following the effectiveness of this registration statement.

Transfer Agent

It is anticipated that VStock Transfer, LLC of Cedarhurst, New York will act as transfer agent for the common stock of the Company.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Dividends

The Company has not paid any dividends to date.  The Company intends to employ all available funds for the growth and development of its business, and accordingly, does not intend to declare or pay any dividends in the foreseeable future.

THE BUSINESS

Background

The Company is a development stage company and has no operating history and has experienced losses since its inception.  The Company’s independent auditors have issued a report questioning the Company’s ability to continue as a going concern.

The Company has designed an innovative system using an air cooled radial engine, which is a traditional aircraft engine that has been modified to be able to drive a power generator for the Company’s product.  The idea for using an air cooled radial engine to drive a generator posed operating difficulties due to the fact that the engine was not designed to run on gaseous fuels.  Therefore, a completely new system for delivering a gaseous fuel to the engine had to be invented and developed.  The Company has pioneered a new system that is capable of delivering the gaseous fuel to the engine. Further testing and modifications have produced a solid state unit that efficiently delivers the fuel to the engine, resulting in a strong and reliable engine that can operate on any gaseous fuel with a sustained engine life and maximum horsepower

The Company now has a fully operational and updated prototype genset, which has recently completed the final phases of testing.  Performance characteristics that are generally measured during testing include fuel consumption, horsepower at various speeds, oil consumption, torque, heat ranges per cylinder, exhaust temperatures, and emissions. The purpose of these measurements is to determine if this engine can efficiently and reliably drive a large generator.

The initial deployment concept of the business is focused large niche markets where the existing production of electricity comes at a very high cost.  The Company’s ability to generate this electricity so efficiently with its product unit, at a reasonable cost, is as a result of the efficiencies of the Company’s prime mover (engine) and the other components of the system.

The Company intends to market and distribute its products worldwide.  However, initially the Company has directed its plan of initial operations and market entry to the State of Alaska, the Commonwealth of Puerto Rico and the nation of the Dominican Republic.

Summary

The Company plans to manufacture, install, maintain, own and operate patented portable electrical power equipment.  The Company plans to manufacture portable electrical power equipment intended to be installed at client locations.  The Company owns, maintains and leases the equipment to the customer who uses it to produce its own supplemental electrical power.  The Company’s products are intended to be portable, easy-to-use units that can be conveniently redeployed in various locations around the world.  The Company’s units can also be assembled and combined to produce power centers providing up to 50 megawatts of power.

As it intends to provide remote, independent and cost efficient primary electrical power generating systems, the Company’s potential customers include a variety of small independent utility companies, mining operations, manufacturing centers, and commercial enterprises worldwide.  The Company plans to build portable generator equipment specific to client specifications and thereafter independently generates electrical power that it sells to users.

The Company has recently completed testing of its prototype of the PDIGenset.  To date, no other products of the Company have been manufactured.  The Company’s current prototype product unit is a self contained generator that uses a modified radial air cooled engine to drive a 1-megawatt generator. The entire unit, which will run on natural gas or propane, is compact, lightweight and clean burning.   As a result, the unit produces extremely low emissions and is extremely energy-efficient.

The basis of the Company’s overall business is founded on the ability to produce electrical power using proprietary technology to make electricity at a much lower cost than the existing means of producing or providing primary electric power. The Company expects that the difference between its cost to produce electrical power and the current billing rate of existing local utility providers presents a sizable cost savings for customers and revenue opportunity for the Company.

The Business: Power Generation and Supply

The Company plans to develop its business in  producing and distributing primary and supplemental electrical power generation equipment (“gensets”) under long term master equipment leases at a fixed rate.  The Company is not an energy provider, but will manufacture, install and maintain its product (PDIGenset) (patent pending).  Service and maintenance of the unit may be provided through a separate subsidiary of the company, which may be formed in the future at the Company’s election.

The basic business concept also addresses the secondary market of high altitude mining operations and any other primary power needs for isolated locations such as manufacturing or commercial users that consume large amounts of electrical power.  The Company will build and deliver a completely packaged independent electrical generation unit(s) for specific primary power applications in remote locations or where independent power generation requirements demand a reliable and steady 24/7 source of electrical power. Unlike diesel driven generator sets that have a narrowly defined performance envelope, the PDIGenset outperforms traditional and diesel driven electrical power generation systems.

All electrical generation equipment consists of three basic components: a generator, electrical control switchgear, and a prime mover. Generators are a shelf item and ordered from multiple manufacturers based on the specifications of the end user.

All switchgear is custom made for each of the Company’s “gensets” to make the power dovetail with the existing power grid or user requirements.

The prime mover in all power generator systems is the power source that turns the generator. It can be water-driven (as in a hydroelectric dam), steam-driven (as in a turbine), jet turbine-driven, diesel motor-driven, wind-driven turbine or driven by any other form of internal combustion engine. The efficiency of the prime mover is the critical element of all electrical power generation equipment.

The applications for all PDIGenset units is primary or supplemental electrical power generation on site using the Company’s specially modified and remanufactured engine (green technology).  In addition, based on interchangeable component design, the Company’s products can operate in extreme operating conditions, such as frigid cold and at high altitudes.  The PDIGenset conveniently fits inside a standard shipping container.

The Company will provide a viable alternative for local utilities to reduce the demand on the primary grid by using the Company’s equipment and power, therefore increasing the limits and capabilities of the primary grid. By opting to use the Company’s equipment, the customer solves several problems at once.  First, the expensive and polluting diesel units are replaced with cost efficient, small, green gensets.  Second, the customer’s cost to produce the electrical power is substantially reduced.  Third, cost savings produce excess cash for the customer.  Fourth, maintenance is provided exclusively by the Company, thereby allowing the customer to reduce its workforce.  Fifth, the tank farms and all other diesel support equipment can be dismantled and removed from the sites. This concept is designed to dovetail with the power company’s plans of action currently envisioned and being implemented by the local utilities.  Sixth, excess generation capacity can be used to sell electricity to most regulated electrical utilities for positive cash flow.

The Market

The Company’s market is global and the primary use of the PDIGenset is focused toward commercial, manufacturing and mining operations, and any other existing independent power generation application that employs a diesel engine to drive a generator.  Most mine operations, especially in South America, are over 5,000 feet above sea level and in remote locations.  At these high altitudes several diesel engines are required to run a single generator whereas only one of the Company’s genset units would be needed to drive the same generator.  The Company intends to lease power stations that allow customers to generate electricity on a 24/7 basis and deliver that power, in concert with existing utility companies, into their existing grids.  The PDIGenset is ideal for any large commercial user wherein electricity can be delivered at the user’s location on a cost effective and reliable basis.  The Company believes that its unit outperforms any diesel driven generator set on initial cost, operating efficiency and performance.

In smaller electrical generation locations throughout the world, the units currently in place are driven by a conventional diesel motor.  In the past, the diesels were chosen for two reasons: (1) they were widely available; and (2) diesel fuel was available and cheap.  These operational cost elements, in addition to the cost of the hardware, were simply passed on to the consumer.  The inherent nature of diesel engines coupled with the high cost of diesel fuel made this type of pollution prone power generation system to be outmoded, expensive and a source of environmental pollution as well as noise.  Hence, the Company’s flagship product, the PDIGenset, is well-positioned to provide an effective replacement solution for the needs of the marketplace.

In addition, extreme weather conditions, such as is found in the Alaskan environment with its harsh and extreme cold weather conditions, plague diesel operations and other liquid fuel equipment with many logistical and operational problems.  Large tank farms with exposed piping and valves are needed to constantly feed the powerhouse generators. It is common to have the fuel thicken or to have the valves freeze, to a point where the diesel fuel will not flow.  Compounding these issues, there are other problems associated with the quality of the fuel and any additives that may have been added.  It is common in the winter to see teams with blowtorches thawing the valves and heating the pipes to get the fuel to start flowing.  These dangerous practices are nonexistent with the PDIGenset.  Tank farms age and leak therein polluting the ground and causing other long term environmental problems. Diesel exhaust is also a major atmospheric pollutant. For all of these reasons cited above, various jurisdictions (such as Alaska) mandate that diesel equipment be replaced and the tank farms dismantled.

Pollution, global warming, energy efficiencies, green technology and other industry parameters have begun to severely impact the nation and the planet.  The ever increasing demand for electrical power worldwide necessitates an effective system that can meet these demands.  The concept and demand for local independent electrical power generation is dramatically increasing and it is in this domain and market demand where the PDIGenset excels.  In essence, the PDIGenset, with its ease-of-use, efficiency and performance characteristics, is an extremely viable option for almost any power market around the globe.

Entry of the Company into the Market

The Company initially plans to enter selected target markets, namely Alaska, Puerto Rico, the Dominican Republic, the Caribbean Basin and South America.

The Company is the process of negotiating contracts with prospective customers in Puerto Rico who have expressed interest in the Company’s gensets.  The Company has negotiated and is formalizing agreements with a principal supplier of natural gas, has met with favorable reception from the territorial government and has plans to operate under the terms of a Power Purchase Agreement (PPA) as a private service provider to PREPA (Puerto Rico Electrical Power Authority) as well as to local private commercial customers.  Once it has established its presence in Puerto Rico, the Company intends to expand to the Virgin Islands and the Dominican Republic.  The Company’s focus will be toward augmenting the applications of the independent power utility companies in these markets.

The market focus for Alaska will be the southern territories and the Aleutian chain. The Company believes that these locations require isolated and independent power production. The entire State of Alaska is under a federal mandate to replace diesel driven generators and dismantle the diesel tank farms. The Company intends to work in concert with AVEC (Alaskan Village Electric Cooperative), Alaska Power Company, Kodiak Electrical Cooperative, and the other cooperatives in a phased program to replace diesel driven units with the Company’s propane or natural gas powered units.

Shortly thereafter, or in conjunction therewith, the Company plans to enter the South American mining market.  There are many high altitude mining operations that require heavy power generation, and the Company believes that its product unit is an ideal solution for these companies and projects.

Products

To meet the demand for a reliable and powerful prime mover, the concept of using a radial air cooled direct drive motor was the obvious starting point for the Company’s research and development efforts.  From there, new internal mechanical components, fuel delivery systems, and a highly advanced electrical component package have been designed, fabricated and tested to create an extremely efficient and powerful engine that has a 16,000 hour (minimum) performance capacity on gaseous fuels.  The engine casing has been redesigned to operate in a multi-fuel capacity with natural gas being the most common application.  The radial design allows for efficient operations with a very compact unit.  As a result of the specialized fuel delivery system and special lubricants, the engine has full power capabilities up to 20,000 feet above sea-level without de-rating.  The radial concept also provides immediate access to any section of the motor should an isolated adjustment or repair be needed.  Other efficiencies of this type of motor include condensed configuration, weight benefits, rebuild/refit characteristics, physical small size, the availability of core parts, minimal manpower needs for handling and component interchange characteristics.

The basic product unit, the PDIGenset, produces 1-megawatt of power 24 hours a day, 7 days a week, all year round, and has an expected operational life of 20,000 hours before rebuild or replacement of the prime mover.  Units can be leveraged to produce up to 10-megawatts (recommended for small power plants) for each power source block.  The Company plans to provide maintenance and service agreements to all of its users, so as to ensure worry-free, reliable maintenance of the Company’s product units.

The PDIGenset is designed to operate throughout the year, in extreme conditions, at high altitude, in remote locations, in any orientation and using almost any gaseous fuel (NG, propane, ethane, methane, hydrogen, bio-gas, syn-gas) and can also operate on liquid fuels other than diesel fuel. Therefore, the product unit is not subject to the effects of seasonal variations.

The component design of the PDIGenset allows for ease of maintenance and service or replacement of any of the system’s components.  Internal components and critical technological elements for the engine have been invented or reengineered, developed and installed in the PDIGenset motors.  The component concept, operating fuel burn, and overall size of the entire unit, specifically as it relates to the size, weight and noise, are the major advantages and key differentiators of the unit.  The intention with the PDIGenset is that the motor (prime mover) can be easily interchangeable at no cost to the user when scheduled as part of a maintenance plan. Unlike a diesel system that will require one to three weeks minimum downtime for an engine overhaul in place, the Company’s product unit requires only four to six hours to remove and replace the spent unit with a fresh motor.  In fact, switchgear components of the PDIGenset can be easily interchanged to meet any customer requirement. The prime mover and the generator can also be easily serviced and replaced, and the unit can be redeployed almost instantly to any new customer.

Another efficiency and attractive feature of the PDIGenset is the size and weight of the complete package. The unit can be fitted comfortably inside an 8’x8’x 30’ (40’ with a survival chamber) box; about the size of a shipping container or medium size box truck.  This compact size allows for easy handling, transport and delivery, and thereby also making the unit ideal for a portable power station, even on the back of a truck, if necessary, anywhere in the world.

Electronic controls and monitoring sensors provide another level of technological sophistication for the user wherein the unit can be operated worldwide from any remote headquarters location.  The PDIGenset is also equipped with internal “black box technology” that continuously reports streaming data to a central control 24/7 providing security and performance threshold monitoring when the unit is in operation or idle.

The Company intends to ship product units around the world, FOB Massachusetts.  Delivery time for most product units to any location can be as quick as 90 days from initial order to full operation on site based on the availability of generators.  Upon arrival at the user’s site, the package can be easily off-loaded, maneuvered, and interfaced with the existing power configuration.

Continuing research and development of the internal workings and component parts of the PDIGenset is an objective of the company.  All generators and switchgear used in the PDIGenset packages are the latest state-of-the-art technology and are readily available and constructed for the specific application to match any regional power grid or individual needs.  It should also be noted that regardless of the type of power generation system used, the switchgear design parameters would be the same. In most applications, the Company uses the latest flat wound brushless generators that are typical of those used in the industry.

Prototypes

The Company has recently completed testing of the prototype of the PDIGenset.  Previously, prior to the formation of the Company, the Company’s founder and CEO independently produced and tested an earlier version of the current prototype.  The current prototype (designated as a Series 2 prototype) has completed the final phases of testing.  The earlier version of the prototype (Series 1 prototype) was tested and results obtained from the bench testing of this earlier Series 1 prototype version.

The testing of the Series 1 prototype occurred in 2006 and consisted of tests related to fuel consumption, oil consumption, cylinder head temperature, oil temperature, and torque.  The tests were recorded in an engine log book in 2006.  Such tests were performed by a Federal Aviation Administration certified engine repair and overhaul facility located in the State of Idaho.  The test results were measured at the engine’s design speed of 1,800 revolutions per minute by an in line Elster AL-425 Diaphragm Gas Meter, which measured a fuel burn rate of 6,900 cubic feet per hour (which converted to liquid gallons equals 69 gallons of liquid propane per hour).  The findings from these tests are used herein by the Company as a basis to its financial assumptions, business model, product estimates and overall business plan.  Subsequent to these tests, the Series 1 version of the prototype was disassembled; however, the Company has retained all of the relevant test results from the Series 1 prototype. The Series 1 prototype was disassembled by the Company as a precautionary measure to ensure that a third party could not discover or misappropriate the prototype system.  The disassembled Series 1 prototype remains stored in Idaho for the Company.

The Series 1 prototype used an earlier version of an air cooled radial aircraft engine; however, the Company believes that the test results did confirm the business model that the Company currently intends to pursue. At present, the Company has completed the major construction of its Series 2 prototype. The Series 2 prototype uses a later model of the aircraft engine used in the Series 1 prototype.  The Series 2 prototype test results measured at the engine’s design speed of 1,800 revolutions per minute by an in-line Elster AL-425 Diaphragm Gas Meter, which measured a fuel burn rate of 4,935 cubic feet per hour (which converted to liquid gallons equals 49.35 gallons of liquid propane per hour).  The results demonstrated that the series 2 prototype operates with greater efficiency, and has produced better bench test results, than the Series 1 prototype, due to the improvements in the design of the aircraft engine being used as well as improvements made by the Company to the design of the prototype itself.

During 2011, the Company developed and tested a variety of components (transmission elements) to have the engine effectively and efficiently drive the generator of the Series 2 prototype.  The Company recently completed a fully operational factory Series 2 prototype, which is test certified and ready as a demonstration unit. This unit is available for any prospective customer to view in full operational capacity. In addition, the Series 2 prototype is ready to be manufactured for customer upon placement of customer orders.

Merger

On February 7, 2011, Greenmark Acquisition and Powerdyne, Inc., a Nevada corporation (“Powerdyne Nevada”), merged with Greenmark as the surviving company (the “Merger”).  Powerdyne Nevada was formed in February 2010 in the State of Nevada and had limited operations until the time of its combination with the Company.  As part of the merger, Greenmark Acquisition Corporation, the surviving entity, changed its name to Powerdyne International, Inc.  Prior to the Merger, Greenmark had no ongoing business or operations and was established for the purpose of completing mergers and acquisitions with a target company, such as Powerdyne Nevada.  The Merger was effectuated as a statutory merger, and a certificate of merger was filed in the State of Delaware effecting the transaction.

As part of the merger transaction the aggregate number of shares of Powerdyne Nevada issued and outstanding at the time of the merger, were absorbed by Greenmark Acquisition in exchange for the issuance of $100 to the shareholders of Powerdyne Nevada.  Each share of Powerdyne Nevada issued and outstanding and owned by Powerdyne Nevada was retired and canceled.  No other consideration was paid to Powerdyne Nevada by Greenmark Acquisition or the Company to obtain all of the outstanding equity interests of Powerdyne Nevada.  The purpose of the transaction with Greenmark Acquisition was to facilitate reincorporation of the Company into the State of Delaware, and to prepare the Company for a registration statement and/or public offering of securities.

Pricing

PDIGenset is priced to meet the customer’s needs. A 1-megawatt PDIGenset will be leased for a five year term, pursuant to a Master Equipment Lease that will provide for an initial deposit of $750,000, a monthly maintenance fee calculated at the rate of $0.015/kilowatt-hour and a monthly lease calculated at a rate per kilowatt-hour which will be dependent upon local fuel cost. With respect to target clients in Puerto Rico and Alaska, the Company estimates, based on its internal research and survey of customers and businesses in the area, that the minimum customer billing in Puerto Rico is $0.23 per kilowatt-hour and in Alaska, the rate starts at $0.32 per kilowatt-hour.  The PDIGenset produces power for approximately $0.145 per kilowatt-hour, as demonstrated by the Company’s testing of its prototype.  Therefore, the Company anticipates that a customer in Puerto Rico or Alaska that utilizes a PDIGenset would potentially realize a substantially lower cost for electricity by using the Company’s product.

The Company estimates that purchasing propane in Alaska costs approximately $2.40 per gallon as compared to $6.00 per gallon of diesel.  Further, the Company estimates that diesel engines that are turning generators burn approximately 75 gallons of fuel per hour.  Hence, the Company calculates propane fuel operational cost for its unit as approximately $166 per hour in Alaska (based on the per-gallon cost and a burn rate of 69 gallons of liquid propane per hour, based on its testing of the Series 1 prototype).  The comparison for diesel fuel operational costs is approximately $450 per hour in Alaska (based on the per-gallon cost and a burn rate of 75 gallons of fuel per hour).  The Company plans to add a profit margin of $0.05 per kilowatt hour, therefore, an estimated price to a purchaser would be $0.21 per kilowatt hour.

Additionally, in Puerto Rico, the Company plans to use liquefied natural gas (LNG) for fuel instead of propane. The Company estimates that the cost per gallon of LNG delivered is approximately $1.97.  Based on Series 1 prototype testing and a tested burn rate of 69 gallons per hour, the cost of LNG equates to only $136 per hour.  As a result, after adding a mark-up of $0.05 per kilowatt hour, the Company plans to offer power for only $0.185 per kilowatt hour.

Series 2 prototype testing exhibited 49.35 gallons of propane consumed per hour.  The Company estimates that the cost of propane fuel in Puerto Rico is approximately $1.93 per gallon, which equates to a total cost of $95 per hour when using the Series 2 prototype.  As a result, the operational cost for the Company for the Series 2 prototype is only $0.095 per kilowatt hour, and would be $0.145 per kilowatt hour with a mark-up of $0.05 per kilowatt hour envisioned by the Company.

Competition

The Company believes that because of the operational characteristics of its engine and systems the PDIGenset is positioned to compete effectively against other genset manufacturers, all of whom produce standard diesel driven gensets.  Other power production systems involving wind turbines, jet (gas) turbines, steam, coal-fired, and hydroelectric are not a competitive factor because of the size of the systems and the high capital cost of constructing these systems.

Cummings, Morse Diesel, Kohler, Volvo and Detroit Diesel also make engines that produce enough horsepower to drive respective competing 1- megawatt generators, however, all of these products are diesel equipment or diesel with natural gas augmentation or conversion.  Diesel engines have been abundantly available since the 1910s and diesel fuel was cheap until the late 1990s.  The basic radial engine is mature technology but was unable to operate efficiently on natural gas or propane.  Aviation fuel cost three to ten times more than diesel fuel, and, hence, radial engines were not used as prime movers.

The Company has  developed a solid state, self contained unit (GFD System, patent pending) which first made radial engines a viable alternative to diesels because they could now run efficiently on natural gas, propane, methane, ethane, hydrogen, and bio-fuels. The Company’s product unit inherently provides maximum flexibility and performance, which the Company believes differentiates the product units from competing products and solutions.  Accordingly, the Company believes that its product unit is unique and offers a compelling value proposition not currently available in the marketplace.

Strategic Partners and Suppliers

The Company believes that strategic partnerships will be a major component of the Company’s operating strategy and path to success.  The Company hopes to work with several strategic partners in important areas of its business and operations.  The Company is attempting to build relationships with key manufacturers and suppliers from whom the Company will obtain materials, equipment and systems that are necessary for the Company to build its products.  Currently, the Company has no such strategic partners.

The Company has engaged the services of Merchant Banking Advisors, Inc. (“MBA”) and its President, John Richardson, of Old San Juan, Puerto Rico to act as its financial advisor to establish a $5.0 million equipment financing program in Puerto Rico on behalf of the Company.  The Company will pay MBA a success fee, contingent on the following: (a) the acceptance of MBA’s proposal by lenders, (b) their independent credit review and approval, (c) receipt and acceptance of funding proposals (commitment letters) by the Company, (d) acceptable documentation and (e) successful closing of the transactions.  MBA is a registered financial advisor with the Commonwealth of Puerto Rico Office of the Commissioner of Financial Institutions.  MBA is incorporated to conduct business in Puerto Rico and assists its clients in arranging financial solutions.

MBA is undertaking five principal activities: (1) collecting background information on the Company for simultaneous presentation to multiple potential lenders; (2) tracking the credit review and approval process; (3) receiving funding proposals (commitment letters) and recommending a course of action which optimizes the Company’s credit at a competitive cost; (4) collecting and disseminating all other information that lenders may require to complete the financing; and (5) coordinating the closing of each of the transactions.  Upon presentation of this letter to the lender, MBA is authorized to collect its fees from the lender, as part of the closing costs incurred at closing and disbursement.

The Company will pay MBA a success fee equivalent to five percent (5.0%) of the total financing raised at each closing.  This success fee shall be separate from any lender fees.  If the Company continues to utilize the financing channels introduced to it by MBA following termination of the agreement with MBA, the Company must pay a break-up fee to MBA of $100,000 at the termination date.  A $10,000 non-refundable work fee has already been previously remitted to MBA.

Marketing Strategy

The Company has conducted limited advertising and marketing to date as the primary focus of the Company since inception has been to concentrate on its product development efforts.  The Company has, however, given substantial attention to constructing the marketing strategy and plans that it will use once its projects enter the market.

The Company eventually anticipates a significant budget and need for marketing activities.  The primary focus of marketing campaigns will be designed to help the Company find new customers and to increase awareness of the Company’s ability to offer power generation capabilities.  The Company has entered engaged a manufacturer's representative to represent its interests in Puerto Rico and other areas of the Caribbean Basin.  This has already resulted in an expression of interest for the Company’s solutions and is anticipated to lead to product orders in the immediate future.

The Company plans to attend trade shows, seminars and industry conference to promote the Company and its products.  The Company will also employ face-to-face meeting and presentations by the Company’s executives and advisors to key decision-makers of prospective customers.  At the present time, the Company does not see website marketing as a priority because of the relative novelty of the Company and its products.  In the future, the Company believes that an Internet marketing strategy may be of greater utility for the Company.

Operations

For the initial five year manufacturing cycle, it is the intention of the Company to employ used equipment wherever possible in its products.  Although new equipment can be a significant cost in the overall construction budget, generators typically have a long service life.  Any serviceable generators will be recycled.  The Company believes that its manufacturing facilities and arrangements thereof are sufficiently adequate to allow the Company to undertake its operations and business in the near term.

The Company will also use containers, which are abundant, readily available and located in multiple locations throughout the United States and Canada.  When short deliveries are mandated, used containers will be individually purchased locally.  As the Company grows with the demand, it is planned that several locations throughout the U.S and Canada will have assembly facilities.  Therefore, containers will be sourced from the manufacturer and fabricated with all internal structural components, doors, levers and other hardware already installed and the entire unit painted to specification at the manufacturing facility.  Containers that will be used by the Company are standard shipping containers that will be a component of the genset system. The Company’s generator and engine fit inside these containers. The manufacturer of these containers is a third-party supplier that will produce these containers to the Company’s specification.  At present, the Company has not entered into any material agreement or arrangement with respect to containers that it plans to utilize in its business.

The Company does not plan to utilize any customized or highly specialized equipment or tools to produce its products.  All tools and equipment used in the Company’s operations are expected to be standard, commonly-available industrial and commercial tools and equipment.  There are no other specialized or custom tools or equipment necessary to product the Company’s product.

The Company has incurred only nominal research and development costs to date.  Since inception, due to limited cash resources, the Company has spent little on research and development activities.  Less than $50,000 has been expended since inception for research and development efforts.

Revenues

Since its inception, Powerdyne Nevada has focused its efforts on conducting product research and development, and has devoted little attention or resources to sales and marketing or generating near-term revenues and profits.  The Company has no revenues to date and has not realized any profits as of yet.  In order to succeed, the Company needs to develop a viable strategy to market and distribute its products to end customers.  To date, the Company has developed a market strategy that it believes will lead to near-term revenues in the Caribbean Basin, and thereafter, in Alaska and South America.

Equipment Financing

The Company has a written engagement letter with MBA.  Pursuant to the engagement letter, MBA will act as the Company’s financial advisor to assist the Company in establishing a $5.0 million equipment financing program.  If such an equipment financing facility is ultimately established, the program would allow the Company to potentially obtain its needed equipment financing.

The Company is considering an attempt to secure financing for the construction of equipment subject to contract orders should the Company need any additional financing.  Such an arrangement (if consummated) could position the Company on sound financial footing by bolstering the financial capability of the Company to meet its manufacturing commitments and schedules.

THE COMPANY

Relationship with Tiber Creek Corporation

In 2010, the Company (through Powerdyne Nevada) entered into a consulting agreement with Tiber Creek Corporation (“Tiber Creek”) whereby Tiber Creek would provide assistance to the Company in effecting transactions for the Company to become a public company, including causing the preparation and filing a registration statement with the Securities and Exchange Commission, assisting with applicable state blue sky requirements, advising and assisting on listing its securities on a trading exchange, assisting in establishing and maintaining relationships with market makers and broker-dealers and assisting in other transactions, marketing and corporate structure activities.  Tiber Creek received certain cash fees from the Company during 2010.  In addition, 2,000,000 common shares of the Company were issued to each of Tiber Creek and IRAA Fin Serv, an unincorporated California business entity (“IRAA”), and an affiliate of Tiber Creek, in connection with and related to the services provided by Tiber Creek to the Company (each of Tiber Creek and IRAA owned 500,000 common shares of the Company prior to the consulting agreement).  The consulting agreement also provides that the shares issued to Tiber Creek shall be included in the registration statement (i.e. this registration statement) to be filed by the Company.  The consulting agreement further provides that the Company will not at any time take or allow any action (whether by reverse stock split or otherwise) which would have the effect of reducing the absolute number of Shares held by Tiber Creek.

Tiber Creek holds interests in inactive Delaware corporations which may be used by issuers (such as the Company) to reincorporate their business in the State of Delaware and capitalize the issuer at a level and in a manner (i.e. the number of authorized shares and rights and preferences of shareholders) that is appropriate for a public company. Otherwise, these corporations, such as Greenmark Acquisition, are inactive and Tiber Creek does not conduct any business in such corporations.

James Cassidy and James McKillop (who is the sole owner of IRAA, an affiliate of Tiber Creek) serve only as interim officers of these corporations (such as Greenmark Acquisition) until such time as a change of control in such corporations is effectuated to the registering issuer. As the role of Tiber Creek is essentially limited to preparing the corporate structure and organizing the Company for becoming a public company, the roles of Mr. Cassidy and Mr. McKillop are generally limited to facilitating such change of control and securities registration transactions.

Intellectual Property

The Company’s intends to protect its intellectual property, trade secrets and proprietary methods and processes.

The Company has applied for a use patent for its product system.  This application (#12/662,233), which is currently still pending, was submitted to the U.S. Patent and Trademark Office.

The Company also plans to apply for an additional U.S. patent for a fuel delivery system.  The Company plans to file this patent application in the near future.

Research and Development

The executive officers, advisors and consultant of the Company have a long history of experience and practical application in aircraft technology and have brought their respective and collective knowledge to address the needs for primary electrical power generation in remote locations or extreme conditions.  To meet this demand, the concept of using a radial air cooled direct drive motor was the obvious starting point.  From there, new internal mechanical components, fuel delivery systems, and a highly advanced electrical component package has been designed, fabricated and tested to create an extremely efficient and powerful engine.   The radial design allows for efficient operations with a very compact unit.  The radial concept also provides immediate access to any section of the motor should an isolated adjustment or repair be needed.

Other efficiencies of this type of motor include condensed configuration, weight benefits, rebuild/refit characteristics, physical small size, availability of core parts, minimal manpower needs for handling and component interchange characteristics.  Internal components and critical technological elements for the engine have been invented or reengineered, developed and installed in the Company’s products.  The component concept, operating fuel burn, and overall size of the entire unit, specifically as it relates to the size, weight and noise, are the major advantages of the unit as designed by the Company.  The intention with the PDIGenset is that the motor (the prime mover) can be easily interchangeable at no cost to the user when scheduled as part of a maintenance plan.   Unlike a diesel system that will require at least one to three weeks downtime for an engine overhaul in place, the PDIGenset unit requires only four to six hours to remove and replace the spent unit with a fresh motor.

Based on 60 years of validated historical data, and the Company’s own recent engine testing in January 2010, this Company’s engine consumes approximately 85 gallons of aviation fuel per hour at 1800 rpm. The consumption of propane per gallon is almost identical to aviation gas consumption, and therefore, the quantity assumed in the calculations will be the same.

Employees

The Company presently has three (3) employees and a total of five (5) executive officers.  Mr. Euga, Mr. Caromile and Ms. Madison are eligible to receive a salary; the remaining officers receive no salaries or other compensation and are currently not eligible for any salaries.  The remaining officers will not receive any compensation until, and if, the Company raises or procures adequate capital (through operations, financings or otherwise) to pay such compensation.  As of November 2011, the Company has temporarily suspended payments or accruals of salaries to these officers, in order to conserve the Company’s working capital.

Of the Company’s officers, only Mr. Euga, Mr. Barton and Mr. Caromile are employed by the Company in a full-time capacity.  The Company has no other employees but expects that it will hire additional personnel upon raising additional capital and as the Company expands.

Following the raising of adequate capital in the future, the Company plans to hire aircraft engine mechanics to work and serve on the assembly line to manufacture the engines.

Property

The corporate headquarters of the Company are located in Warwick, Rhode Island.  In the near future, the Company plans to open an additional regional office in San Juan, Puerto Rico. These locations will initially be administrative in nature and eventually expand as the market demands to become fabrication sites.

All engines will be built in an engine shop in Massachusetts for the purpose of quality control.  Originally, the Company had planned to conduct manufacturing out of the premises owned by Bigelow Electric Co. in Worcester, Massachusetts.  Recently, the Company instead decided to use the manufacturing factory of ICC Realty Partnership LLC located in West Bridgewater, Massachusetts.  The Company currently occupies a portion of these premises consisting of 1,800 square feet and recently entered into a short-term lease in October 1, 2011 for the premises.  The initial term of the lease will be for one to three months (beginning on January 1, 2012 and ending on March 31, 2012) at a rate of approximately $300 per month.  The lease is renewable in three-month or greater terms for up to five years (through December 31, 2017), at the Company’s discretion.  If the Company’s financial condition is such that it is unable to pay rent in full, as due, the lease provides that the Company may pay rent in such as amount as it is able to pay, in the sole opinion of its accountant, and any unpaid rent shall accrue and may be paid by the Company, either in cash or shares of its stock, in its discretion, at the soonest opportunity as its financial condition will permit.  ICC Realty Partnership, LLC is owned by Mr. Barton, an officer of the Company.

As the orders for products increase, it would become logistically prudent to have an assembly site in Puerto Rico and Alaska to serve the needs in those regions.  Engines will continue to be manufactured in Massachusetts. The Company believes that the importance of quality control for the production of the engines cannot be understated.   The Company believes that its manufacturing facilities and arrangements thereof are sufficiently adequate to allow the Company to undertake its operations and business in the near term.

Subsidiaries

Currently, the Company has no subsidiaries.

Reports to Security Holders

The Company has filed a registration statement on Form S-1, under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the shares of its common stock. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. Reference is made to the Company’s registration statement and each exhibit attached to it for a more detailed description of matters involving the Company. A potential investor may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission, along with any other filings of the Company, as described below.

In 2008, the Company (as Greenmark Acquisition Corporation) filed a Form 10-SB registration statement pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant such Act and files with the Securities and Exchange Commission quarterly and annual reports and management shareholding information. The Company intends to deliver a copy of its annual report to its security holders, and will voluntarily send a copy of the annual report, including audited financial statements, to any registered shareholder who requests the same.

The Company's documents filed with the Securities and Exchange Commission may be inspected at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549. Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. All of the Company’s filings may be located under the CIK number 0001435617.

PLAN OF OPERATION

Business Plan

The Company plans to implement a phased production and deployment schedule for its products, with products gradually being introduced to the marketplace and growth steadily increasing thereafter.  The Company also plans to solicit conditional orders for the units with the utility companies while the initial product demonstration model is constructed.

The bulk of the Company’s attention in its initial plan of operations will be devoted to manufacturing and marketing.  Manufacturing of the units is expected to occur at an assembly location in Massachusetts, where the Company currently rents this space under a lease. The expansion of the marketing program is scheduled be aggressive and widespread and expanded to address operations throughout North America and the Caribbean Basin.

The conceptual design of the Company’s product unit allows fabrication to be scaled up in parallel as the demand increases. The only long lead item that the Company requires is the electrical switchgear that is custom manufactured as per the individual client’s requirements. However, in certain markets, the Company anticipates the re-use of existing gear (generators and switchgear).

A constant aspect of the business for the first five years is expected to be the rebuilding and maintenance of all of the initial engines.  Such activities will require a substantial workforce on the production line and in the field.  Product units deployed at mining locations are different and require different, more complex servicing. To meet all of the servicing needs of customers, the Company expects to establish a subsidiary company under the Company in the future to address the specific maintenance needs of mining companies throughout the world.

The Company has completed its Series 2 prototype.  Testing will be ongoing as are refinements and improvements to the prototype, however, the prototype is currently ready for demonstration and product manufacturing.  Any prototype development, testing and related activities will be undertaken by the Company’s personnel and temporarily contracted airline mechanics to assist in the process.  Manufacturing of the products will occur in Massachusetts.

Potential Revenue

The Company’s primary source of revenues in the near term will be from leases or payment streams based on the Company’s product units.  The Company’s business model proposes that each product unit be leased to a third party that will be responsible for the payment to the Company on a leasehold basis for each location.

Revenues for the Company will be generally based on lease payments which are based upon the maximum power which the particular genset is capable of generating.  Units are constructed under terms and conditions of a contract and installed specifically to meet the customer’s needs. The customer pays the Company each month on a flat rate basis.  In addition, the customer pays a maintenance fee as well as an initial deposit which allows the construction of the genset unit.

Each product unit is custom-made for the specific application and therefore the client power company pays for the construction and installation of the unit in advance.  This cost is credited against power that is produced by the Company’s units until that credit is exhausted.  Thereafter, the power is paid for on a monthly basis in accordance with the rate per kilowatt-hour that is agreed upon by the parties.  The Company and/or the client may receive tax credits from the use of the Company’s products, and the parties will agree to share such tax benefits with each other.

Further, maintenance is performed exclusively by the Company and constitutes a part of the expected recurring revenue stream to the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The Company is a development stage company and was incorporated in the State of Delaware in September 2006 and merged with Powerdyne, Inc., a Nevada corporation (“Powerdyne Nevada”) in February 2011.  As Greenmark Acquisition Corporation had no operations or specific business plan until the Merger, the information presented below is with respect to Powerdyne Nevada, which merged into the Company as a result of the Merger.  References to the financial condition and performance of the Company below in this section “Management’s Discussions and Analysis of Financial Condition and Results of Operation” are to Powerdyne Nevada.

As of the period from inception, February 2, 2010, through September 30, 2011, Powerdyne Nevada did not generate any revenue and incurred significant operating losses, as part of its development stage activities, of $1,002,454.

Revenues

Since its inception, Powerdyne Nevada focused its efforts on conducting product research and development, and devoted little attention or resources to sales and marketing or generating near-term revenues and profits.

Currently, the Company has no revenues and has not realized any profits.  In order to succeed, the Company needs to develop a viable strategy to market and distribute its products to end customers.  The Company has developed a marketing strategy that it believes will lead to near-term revenues in the Caribbean Basin, and thereafter, in Alaska and South America.

Equipment Financing

The Company has a written engagement letter with MBA, by which MBA will act as the Company’s financial advisor to assist the Company in establishing a $5.0 million equipment financing program.  If such an equipment financing facility is ultimately established, the program would allow the Company to potentially obtain its needed equipment financing.

The Company is considering an attempt to secure financing for the construction of equipment subject to contract orders should the Company need any additional financing.  Such an arrangement (if consummated) could position the Company on sound financial footing by bolstering the financial capability of the Company to meet its manufacturing commitments and schedules.

Pricing

PDIGenset is priced to meet the customer’s needs. A 1-megawatt PDIGenset will be leased for a five year term, pursuant to a Master Equipment Lease that will provide for an initial deposit of $750,000, a monthly maintenance fee calculated at the rate of $0.015/kilowatt-hour and a monthly lease calculated at a rate per kilowatt-hour which will be dependent upon local fuel cost.  The Company anticipates that the cost to the customer may be lower than that which the customer would then be paying to a local utility provider.

Potential Revenue

The Company’s primary source of revenues in the near term will be from leases or payment streams based on the Company’s product units.  The Company’s business model proposes that each product unit be leased to a third party that will be responsible for the payment to the Company on a leasehold basis for each location.

Revenues for the Company will be generally based on lease payments which are based upon the maximum power which the particular genset is capable of generating.  Units are constructed under terms and conditions of a contract and installed specifically to meet the customer’s needs. The customer pays the Company each month on a flat rate basis.  In addition, the customer pays a maintenance fee as well as an initial deposit which allows the construction of the genset unit.

Each product unit is custom-made for the specific application and therefore the client power company pays for the construction and installation of the unit in advance.  This cost is credited against power that is produced by the Company’s units until that credit is exhausted.  Thereafter, the power is paid for on a monthly basis in accordance with the rate per kilowatt-hour that is agreed upon by the parties.  The Company and/or the client may receive tax credits from the use of the Company’s products, and the parties will agree to share such tax benefits with each other.

Further, maintenance is performed exclusively by the Company and constitutes a part of the expected recurring revenue stream to the Company.

Alternative Financial Planning

The Company has no alternative financial plans, other than the equipment financing options discussed above.  If the Company is not able to successfully raise monies as needed through a private placement or other securities offering, the Company’s ability to survive as a going concern and implement any part of its business plan or strategy will be severely jeopardized.

Critical Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

The Company believes that the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its financial statements:

Share-based Payments

The Company intends to periodically issue shares of common stock to employees and non-employees for services. Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period.

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements. The Company is classified as a development stage enterprise under GAAP and has not generated significant revenues from its principal operations.

Long-Lived Assets

In accordance with ASC 350-30 (formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their then carrying values may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

Development Stage and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff and raising capital. Accordingly, the Company is considered to be in the development stage. The Company has not generated revenues from its operations, and there is no assurance of future revenues. As of September 30, 2011, the Company had an accumulated deficit from inception of approximately $1,002,454.

The Company’s activities will necessitate significant uses of working capital beyond 2011.  Near term capital requirements will include employee costs, prototype refinement and testing costs and sales and marketing costs, and such expenses are expected to total approximately $7,000 per month in the near-term.  Additionally, the Company’s capital requirements will depend on many factors, including the success of the Company’s continued research and development efforts and the status of competitive products.  The Company plans to continue financing its operations with cash received from financing activities.  The Company currently incurs, and expects to continue to incur, a monthly cash expense of approximately $3,000 to $5,000 (which consists of minimal employee costs and a minimal level of prototype testing and refinement activity).  As of September 30, 2011, the Company had approximately $46,587 of cash and cash equivalents available.

There is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital, or if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company.  Accordingly, given the Company’s limited cash and cash equivalents on hand, the Company will be unable to meet obligations for the next 12 months, unless it is able to develop and sell its product unit, raise additional capital through sales of debt or equity, obtain loan financing or develop and consummate other alternative financial plans.

Discussion of Period Ended September 30, 2011

The Company did not generate revenues during the nine months ended September 30, 2011.

During the nine months ended September 30, 2011 and 2010 total operating expenses were $694,272 and $39,303, respectively.  The increase related to the selling, general and administrative expenses was approximately $655,000.  This increase resulted primarily from the increase in officers and director salaries of approximately $147,000, of which approximately $118,000 remains accrued and unpaid, employee stock compensation of approximately $325,000, consulting, professional and outside services of approximately $54,000, wages and salaries paid of approximately $30,000, legal and accounting fees of approximately $44,000 and travel expenses of approximately $12,000.

During the nine months ended September 30, 2011 and 2010, the net loss was $696,184 and $39,303, respectively.

As of September 30, 2011 and 2010, the Company. had working capital deficit of approximately $68,743 and working capital of $4,904, respectively.  The decrease in working capital in 2011 of approximately $73,000 was resulted primarily from purchases of fixed asset equipment.  For the period from September 30, 2010 to September 30, 2011, the Company had approximately $41,000 of net cash increase. The cash used by operations of approximately $295,000 was primarily due to net loss from operations of $696,000 less add backs of approximately $325,000 of employee stock compensation and the increase of approximately $90,000 of accrued but unpaid expenses. Of the total cash provided by financing activities of approximately $453,000, approximately $113,000 was used to purchase equipment and remaining amount for working capital and operating activities.

For the period from February 2, 2010 (inception) to September 30, 2011, the Company had approximately $47,000 of net cash increase. The cash used by operations of approximately $402,000 was primarily due to net loss from operations of $1,002,000 less add backs of approximately $485,000 of employee stock compensation and approximately $132,000 of accrued but unpaid expenses. Of the total cash provided from financing activities of approximately $583,000, approximately $135,000 was used to purchase equipment and remaining amount for working capital and operating activities.

The Company expects that it may secure its first sales contract during the year that will end December 31, 2012. The Company expects that this event would provide the Company with sufficient cash flow to continue operations without seeking additional investor funding and/or debt financing.  The Company anticipates that this contract (if achieved) may produce approximately $750,000 in revenues and approximately $100,000 in net income.  However, there is no assurance that the sales contract can or will be secured during the period, if at all, and on economic terms that would be favorable to the Company.  If the Company is not successful in generating sufficient revenues and sales contracts, this could have a material adverse effect on its business, results of operations liquidity and financial condition.

Discussion of Period Ended December 31, 2010

The Company incurred a net loss of $306,270 for the period ended December 31, 2010, with general and administrative expenses of $306,270.  The Company received no revenue in such period.

Selling, general and administrative expenses for the period ended December 31, 2010 were $306,270, with total selling, general and administrative expenses from inception to December 31, 2010 totaling $306,270.  These amounts consisted of: $75,000 for professional services (primarily related to the Company’s plans to become a public company and seek public registration of its securities); $26,280 for legal and accounting services; $14,000 for consulting services; and the remainder for a variety of items (including automobiles, employee salaries and expenses, materials, travel and supplies) and noncash expense of $160,000 for stock issued for services.

Liquidity. The Company received $130,985 from the private sale of its stock in the period from February 2, 2010 (inception) to December 31, 2010.  The Company has no continuous methods of generating cash.

Capital Resources. The Company did not incur any capital expenditures other than the purchase of machinery and equipment in 2010 in the aggregate amount of $21,793.

Results of Operations. The Company completed no sales and received no revenues in the period from inception through December 31, 2010.  The Company does not anticipate that it will generate revenue sufficient to cover its operating expenses until the close of this offering and the development of its business plan.

MANAGEMENT

The following table sets forth information regarding the members of the Company’s board of directors and its executive officers:

Name	Age	Position	Year Commenced
Dale P. Euga	64	Chief Executive Officer, President and Director; Promoter	2010
Arthur M. Read, II, Esq.	65	Vice President, Assistant Secretary, General Counsel and Director	2010
Edwin S. Barton, II	65	Chief Operating Officer	2010
Stephen L. Caromile	30	Vice President, Lead Engineer	2010
Linda H. Madison	64	Secretary	2011

Dale P. Euga

Dale P. Euga serves as the chief executive officer, president and a director of the Company, and is a promoter of the Company.  From 1967 to 1971, Mr. Euga served in the United States Army completing his service as commander of a Special Forces A-Team and retiring with a distinguished and honorable record.  Mr. Euga graduated in 1976 from The Boston Architectural College with a degree in Architecture. From 1976 through 1988, Mr. Euga taught a design studio at the Boston Architectural College.  He became a Registered Architect in 1980 and was further NCARB Certified in 1985 while owning and managing a very successful architectural firm in Boston.  In 1988 Mr. Euga formed ComVest International Inc., which was responsible for the Organization and Financial Management for International Projects such as the overview of the construction of Mersa-Matruh Power and Desalination plant for the Government of Egypt. Mr. Euga also directly arranged acquisition and construction financing and oversaw the construction of industrial, manufacturing and resort facilities in Panama, Netherlands, Belize, Bermuda and Spain, in addition to Mr. Euga worked as the coordinator and overseer for the lenders.  In 1996 in concert with ComVest International Inc. Mr. Euga founded and managed Suburban Mortgage Company and built the company into 60 brokers, 12 processors, and 18 insurance agents plus a quality control team, and administrative staff. This complete full spectrum financial service company with 92 employees was acquired by Directors Mortgage Company (CA) in 2002. From 2002 until the formation of Powerdyne, Inc., a Nevada company, Mr. Euga was focused on independently developing the underlying product concepts related to the PDIGenset.  Since the inception of Powerdyne, Inc., a Nevada company, Mr. Euga has focused on specializing on the company's primary design and technological development of the engine and support systems and development and testing of fuel systems in support of the application to power generation.  He has also been involved with the company organization and facilities procurement including client development, development of key staff, and continuing research and development of engine and electrical components.   Mr. Euga remains very active with the Special Forces Association in Rhode Island and Massachusetts.

Arthur M. Read, II, Esq.

Arthur M. Read, II, Esq., serves as vice president, general counsel and as a director of the Company.   Mr. Read received his Bachelor of Arts degree from Bethany College in 1968, and his Masters of Arts from University of Rhode Island in 1971 and his Juris Doctor from Boston University in 1972. From1972-2001, Mr. Read started as an Associate, then stockholder and Vice-President of Gorham & Gorham, an established Rhode Island law firm, at which he was engaged in the general practice of law with an emphasis on litigation, family law and divorce litigation, extensive appellate practice, commercial and business matters, municipal law (including representation of municipalities and school committees, municipal boards and agencies), negligence, estate planning and administration.  From 1974-75, Mr. Read was appointed by the Hon. Richard J. Israel (Ret.) (then Attorney General and, later, Associate Justice of the Superior Court) as a Special Assistant Attorney General.  In 2001, Mr. Read formed his own law practice.  Mr. Read is admitted to Rhode Island Supreme Court; United States District Court, District of Rhode Island; United States Supreme Court; United States Tax Court; and United States Court of Appeals. Mr. Read is a member of the Rhode Island Bar Association, Rhode Island Trial Lawyers’ Association, and American Trial Lawyers’ Association.

Edwin S. Barton, II

Edwin S. Barton II serves as chief operating officer of the Company.  Mr. Barton is a seasoned corporate executive with 35 years of professional experience.  Previously, he served as Vice President and Director of Rico, Inc., a Rhode Island manufacturing company, and President of Imperia, Inc., a Massachusetts millwork and high-end manufacturer and distributor.

Stephen L. Caromile

Stephen L. Caromile serves as vice president and lead engineer of the Company.  Mr. Caromile received a Bachelor’s degree in Mechanical Engineering from the Wentworth Institute of Technology in 1997.  From 1997 to 2000, Mr. Caromile was a process engineer and cell manager for the repair of jet turbine components at Chromalloy in California.  In 2001and 2002, Mr. Caromile was associated with Hamor & Associates in Maine.  From 2002 to 2010, Mr. Caromile was a design engineer for land use planning with CES, Inc. in Maine.  In this capacity, Mr. Caromile completed land development plans for sub-division and also participated in safety management, information technology and field surveillance.  Since 2010, Mr. Caromile has worked with the Company and has designed and engineered components of the Company’s products and systems, including supervising fabrication and production of the prototype unit.

Linda H. Madison

Linda H. Madison serves as Secretary, principal financial officer and principal accounting officer of the Company.  Mrs. Madison is a graduate of Mineola High School, Mineola, New York, and has served as the Administrative Assistant to the Grand Secretary of the Grand Lodge of Masons for the State of Rhode Island where she was responsible for human resources, information technology, office coordination, publishing its various publications, maintaining and designing complex data bases. She previously worked as the Executive Secretary and bookkeeper for a large investment advisory firm in Rhode Island.

Director Independence

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company.  The Company's board of directors has reviewed the materiality of any relationship that each of the directors has with the Company, either directly or indirectly.  Based on this review, the board has determined that there are no independent directors.

Committees and Terms

The Board of Directors (the “Board”) has not established any committees.

The Company will notify its stockholders for an annual shareholder meeting and that they may present proposals for inclusion in the Company’s proxy statement to be mailed in connection with any such annual meeting; such proposals must be received by the Company at least 90 days prior to the meeting.  No other specific policy has been adopted in regard to the inclusion of shareholder nominations to the Board of Directors.

Legal Proceedings

There are currently no pending, threatened or actual legal proceedings in which the Company or any subsidiary is a party, except as set forth directly below.

The Company has asserted a claim against a former employee for $5,000.00 for funds advanced to the former employee.  The former employee has asserted a claim against the Company in response. It is the opinion of the Company’s legal counsel that the former employee’s claim is meritless and is only an attempt to avoid paying the Company’s demand for $5,000.00.

EXECUTIVE COMPENSATION

Remuneration of Officers: Summary Compensation Table

Description of Compensation Table

				Aggregate				All	Annual
		Annual	Annual	Accrued			Comp-	Other	Comp-
		Payments	Payments	Salary Since		Stock and	-ensation	Comp-	ensation
Name/Position	Year	Salary	Made	Inception	Bonus	Options	Plans	ensation	Total

Dale P. Euga	2011	$0	6,857	62,500	0	0	0	0	69,357
President	2010	$0	5.793	0	0	0	0	0	5,793

During 2011, accrued compensation is due to the Company’s management in the total amount of $146,814.77, representing the total from accruals of compensation made for each of the five executive officers during the first quarter of 2011.  Since April 1, 2011, no further accruals of compensation have been made.  With respect to executive officers other than the principal executive officer, no such executive officer has received total compensation in excess of $100,000 in the Company's fiscal year which ended as of December 31, 2010.  Upon successful completion by the Company of a public offering in the future, however, certain management personnel will receive such compensation as is discussed below in “Anticipated Officer and Director Remuneration”.

Other than as discussed herein with respect to Mr. Euga, Mr. Caromile and Ms. Madison, there are no current plans to pay or distribute cash or non-cash bonus compensation for fiscal year 2011 to officers of the Company. However, the Board of Directors may allocate salaries and benefits to the officers for fiscal year 2011 and thereafter in its sole discretion.  No such person is subject to a compensation plan or arrangement that results from his or her resignation, retirement, or any other termination of employment with the company or from a change in control of the company or a change in his or her responsibilities following a change in control.  The members of the board of directors may receive, if the board of directors so decides, a fixed fee and reimbursement of expenses, for attendance at each regular or special meeting of the board of directors, although no such program has been adopted to date. The Company currently has no retirement, pension, or profit-sharing plan covering its officers and directors; however, the Company plans to implement certain such benefits after sufficient funds are realized or raised by the Company (see “Anticipated Officer and Director Remuneration” below.)

Employment Agreements

The Company has entered into employment agreements with each of its officers.  In addition, each of Mr. Euga, Mr. Caromile and Mrs. Madison are currently eligible to be paid a salary in order to ensure their respective availability to the Company; however, since November 2011, the Company has temporarily suspended payments or accruals of salaries to these officers, in order to conserve the Company’s working capital.

The employment agreement with Mr. Caromile as of February 2011 (but with retroactive effect to January 2011) provides three (3) weeks paid vacation per year starting at the 50th week of employment (with an additional week added every successive year thereafter, up to eight (8) weeks maximum). Such letter provides Mr. Caromile with a base salary of seventy-five thousand dollars ($75,000.00) per year and eligibility for a cash bonus of as much as fifty thousand dollars ($50,000.00) per year (based upon individual performance and the financial success of the Company as a whole).   Such agreement also agreed to compensate Mr. Caromile for hours worked for the Company without pay from August 1, 2010 through January 16, 2011 at the rate of sixty dollars ($60.00) per hour. However, because the Company was and currently is unable to make such payments, the wages earned will not be paid until cash flow and profitability allow but will instead be accrued by the Company until payment can be made.  Mr. Caromile was also given eligibility to receive three percent (3%) of the authorized and issued shares of common stock in the company at par value of $0.0001 per share, or 6,000,000 shares of common stock of the Company.  As further shares of common stock are issued by the Company, Mr. Caromile will automatically receive additional shares so that his ownership interest will never fall below 3.0% of the total outstanding shares of common stock of the Company.  The employment agree states that if the Company establishes profit sharing, 401(k) or other retirement account plans for employees, or medical or life insurance as a benefit of employment, these benefits will also become available to Mr. Caromile at such time.  If Mr. Caromile is required to relocate, the Company agrees to pay or reimburse the reasonable costs of relocation.  The Company also agrees to provide Mr. Caromile with a suitable motor vehicle and a Company gasoline card with which to pay for gasoline and maintenance. The vehicle may be used for private use, and Mr. Caromile shall also have the right to purchase the vehicle from the Company subject to certain terms and conditions.  The employment agreement also provides that if the Company receive any royalties for the licensing or the other use of any patent which Mr. Caromile was the principal of, he will be paid a percentage of the royalties received, not to exceed twenty (20%) percent.

The employment agreement of Mr. Caromile described above was modified in March 2011 to provide that effective March 2011, Mr. Caromile would receive a net payroll check of only $500.00 per week until such time that the Company's cash flow and profitability allows for a return to the original employment agreement. The difference in monies between the original employment agreement and the modified agreement would be accrued and the wages earned would be paid upon the Company's financial ability to pay the same.  Subsequently, in June 2011, the modified employment agreement was further amended to state that the accrual of salary would end effective April 1, 2011.  Further, accrual and payment of salary would only occur when the Company determines that it has appropriate positive cash flow and/or profitability to perform the same. In addition, accrual and payment for expenses and time incurred during the fiscal year ended December 31, 2010 ceased as well, until such time when the Company experiences positive cash flow and/or profitability (the Company will address these past service items through performance bonuses, at its discretion).

The employment agreement with Ms. Madison as of January 2011 (with a start date of March 2011) provides three (3) weeks paid vacation per year starting at the 50th week of employment (with an additional week added every successive year thereafter, up to eight (8) weeks maximum). Such letter provides Ms. Madison with a base salary of seventy-five thousand dollars ($75,000.00) per year and eligibility for a cash bonus at the discretion of the Company (based upon individual performance and the financial success of the Company as a whole).   Such agreement also agreed to compensate Ms. Madison for hours worked for the Company without pay from November 1, 2010 at the rate of thirty-five dollars ($35.00) per hour. However, because the Company was and currently is unable to make such payments, the wages earned will not be paid until cash flow and profitability allow but will instead be accrued by the Company until payment can be made.  Ms. Madison was also given eligibility to receive 1,000,000 issued shares of common stock in the company at par value of $0.0001 per share.  The employment agree states that if the Company establishes profit sharing, 401(k) or other retirement account plans for employees, or medical or life insurance as a benefit of employment, these benefits will also become available to Ms. Madison at such time.  If Ms. Madison is required to relocate, the Company agrees to pay or reimburse the reasonable costs of relocation.  The Company also agrees to provide Ms. Madison with a suitable motor vehicle and a Company gasoline card with which to pay for gasoline and maintenance. The vehicle may be used for private use, and Ms. Madison shall also have the right to purchase the vehicle from the Company subject to certain terms and conditions.

The employment agreement of Ms. Madison described above was modified in June 2011 to state that accruals and payments of salary would end effective April 1, 2011.  Further, accrual and payment of salary would only occur when the Company determines that it has appropriate positive cash flow and/or profitability to perform the same. In addition, accrual and payment for expenses and time incurred during the fiscal year ended December 31, 2010 ceased as well, until such time when the Company experiences positive cash flow and/or profitability (the Company will address these past service items through performance bonuses, at its discretion).

Anticipated Officer and Director Remuneration

Other than as set forth above, the Company has not paid any compensation to any officer or director. The Company intends to pay annual salaries to all its officers and will pay an annual stipend to its directors when, and if, it completes a primary offering for the sale of securities.  At such time, the Company anticipates offering cash and non-cash compensation to officers and directors.

Although not presently offered, the Company anticipates that its officers and directors will be provided with a group health, vision and dental insurance program at subsidizes rates, or at the sole expense of the Company, as may be determined on a case-by-case basis by the Company in its sole discretion.  In addition, the Company plans to offer 401(k) matching funds as a retirement benefit, paid vacation days and paid holidays.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

				Percent of Class
			Percent of	After
		Number of Shares of	Class Before	Offering
Name	Position	Common Stock	Offering (1)	(2)

Dale P. Euga	President and Director	103,473,334	54%	51%
Arthur M. Read, II, Esq.	Vice President and Director	12,000,000	6%	6%
Edwin S. Barton, II	Chief Operating Officer	6,833,333	4%	3%
Stephen L. Caromile	Vice President	6,000,000	3%	3%
Linda H. Madison	Secretary	1,000,000	*	*

Eric Foster		18,000,000	9%	*
95 Dean Ave
Smithfield, RI 02917

Total owned by officers, directors and 5% shareholders		148,890,000	78%	64%

* Less than 1%

(1) Based upon 191,749,999 shares outstanding as of the date of this offering.
(2) Assumes sale of all 70,068,499 Shares offered, and 191,749,999 shares outstanding following the offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James Cassidy, a partner in the law firm which acts as counsel to the Company, is the sole owner and director of Tiber Creek Corporation which owns 2,500,000 shares of the Company's common stock.  Mr. Cassidy is also a promoter of the Company.  Tiber Creek has received consulting fees of $75,000 to date from the Company and has also received shares in the Company.   Tiber Creek and its affiliate, IRAA Fin Serv, an unincorporated California business entity, each received 2,000,000 shares in the Company in connection with consulting services provided to the Company in connection with its securities registrations and public filings.

Recently, the Company decided to use the manufacturing factory of ICC Realty Partnership LLC located in West Bridgewater, Massachusetts.  The Company currently occupies a portion of these premises consisting of 1,800 square feet and recently entered into a short-term lease in October 1, 2011 for the premises.  The initial term of the lease will be for one to three months (beginning on January 1, 2012 and ending on March 31, 2012) at a rate of approximately $300 per month.  The lease is renewable in three-month or greater terms for up to five years (through December 31, 2017), at the Company’s discretion.  If the Company’s financial condition is such that it is unable to pay rent in full, as due, the lease provides that the Company may pay rent in such as amount as it is able to pay, in the sole opinion of its accountant, and any unpaid rent shall accrue and may be paid by the Company, either in cash or shares of its stock, in its discretion, at the soonest opportunity as its financial condition will permit.  ICC Realty Partnership, LLC is owned by Mr. Barton, an officer of the Company.

From time to time, the Company makes payments for the benefit of its sole stockholder, which are personal in nature, as well as receives payments from the sole stockholder in the form of cash and/or out-of-pocket expenditures for the benefit of the Company, which are business in nature. The balance of advances from stockholder was $2,975 and the balance of advances to stockholder was $4,369 as of December 31, 2010.

SELLING SHAREHOLDERS

The Company is registering for offer and sale by existing holders thereof 70,068,499 shares of common stock held by such shareholders.  The Company will not receive any proceeds from the sale of the Selling Shareholder Shares. The selling shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares.  The selling shareholders, who are deemed to be statutory underwriters, will offer or sell their shares for sale at an offering price of less than $0.15 per share, or at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The selling shareholders may from time to time offer the Selling Shareholder Shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Shareholder Shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Selling Shareholder Shares may be deemed to be "underwriters" under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The following table sets forth ownership of shares held by each person who is a selling shareholder.

Name	Shares Owned Before Offering (1)		Offered Herein	Shares Owned After Offering (2)
	Number	Percentage	Number	Number	Percentage

Dale P. Euga	103,473,334	54%	5,816,667	97,656,667	51%
President, Director & Promoter

Arthur M. Read, II, Esq.	12,000,000	6%	840,000	11,160,000	6%
Vice President and Director

Edwin S. Barton, II	6,833,333	4%	478,500	6,354,833	3%
Chief Operating Officer

Stephen L. Caromile	6,000,000	3%	420,000	5,580,000	3%
Vice President

Linda H. Madison	1,000,000	*	70,000	930,000	*
Secretary

James Cassidy (3)	2,500,000	1%	2,500,000	0	*
Promoter

Jimmy Andrade	300,000	*	300,000	0	*

Paul Anselmo	150,000	*	150,000	0	*

Arthur Ballelli	200,000	*	200,000	0	*

David Barnard	333,333	*	333,333	0	*

Gary Bayless	166,667	*	166,667	0	*

Bert Beaumier	1,000,000	*	1,000,000	0	*

Michele Berard	150,000	*	150,000	0	*

Stuart Blazer	100,000	*	100,000	0	*

Debra Branco	100,000	*	100,000	0	*

Ann Brouillette	200,000	*	200,000	0	*

Tony Caetano	170,000	*	170,000	0	*

Mina Chiong	100,000	*	100,000	0	*

Lisa Ciccone	100,000	*	100,000	0	*

Mildred Connor	166,667	*	166,667	0	*

Nancy Covell	50,000	*	50,000	0	*

David Dasilva	1,610,000	*	1,610,000	0	*

Daniel Doke	700,000	*	700,000	0	*

Candido Esteves	200,000	*	200,000	0	*

Eric Foster	18,000,000	9%	18,000,000	0	*

Frank Foster	200,000	*	200,000	0	*

Robert Gallant	1,050,000	*	1,050,000	0	*

Earl Goldberg	100,000	*	100,000	0	*

Maria Gomes	50,000	*	50,000	0	*

Debra Gordan	200,000	*	200,000	0	*

Jim Gorman	1,200,000	*	1,200,000	0	*

Matt Goudreau	330,000	*	330,000	0	*

John Graham	100,000	*	100,000	0	*

Charlotte Greene	500,000	*	500,000	0	*

Chris Greger	250,000	*	250,000	0	*

Pamela Harman	800,000	*	800,000	0	*

Lou Harmon	200,000	*	200,000	0	*

Raza Hassan	500,000	*	500,000	0	*

Rose Holt	2,250,000	1%	2,250,000	0	*

Richard Jodion	66,667	*	66,667	0	*

Paula Johnson	2,000,000	1%	2,000,000	0	*

Edmund Jones	1,500,000	*	1,500,000	0	*

Jinraj Joshipura	333,333	*	333,333	0	*

Sandi Kelley	100,000	*	100,000	0	*

Paul Kieltyka	66,667	*	66,667	0	*

John Ley (4)	1,333,333	*	1,333,333	0	*

Todd Madison	166,667	*	166,667	0	*

Bob Maier	1,000,000	*	1,000,000	0	*

Patricia Maier	500,000	*	500,000	0	*

Francis Mcguire	1,050,000	*	1,050,000	0	*

James McKillop (5)	2,500,000	1%	2,500,000	0	*

Thomas O'Loughlin	333,333	*	333,333	0	*

Aaron Orleck	100,000	*	100,000	0	*

George Palazzo	200,000	*	200,000	0	*

Barbara Papamarkakis	100,000	*	100,000	0	*

Jim Parham	200,000	*	200,000	0	*

Warren Ross Parker	833,333	*	833,333	0	*

Peter Pisecco	250,000	*	250,000	0	*

Chris Prazeres	900,000	*	900,000	0	*

Cliff Prazeres	33,333	*	33,333	0	*

Robert Proia	500,000	*	500,000	0	*

Clinton J. Read (6)	416,666	*	416,666	0	*

Jeffrey Reed	333,333	*	333,333	0	*

Larry Rodammer	9,000,000	5%	9,000,000	0	*

Wayne Rodammer	666,667	*	666,667	0	*

Marek Rutkowski	200,000	*	200,000	0	*

Tamara Serpa	500,000	*	500,000	0	*

Mari-Ann Sprague	1,000,000	*	1,000,000	0	*

Eric Thibert	1,000,000	*	1,000,000	0	*

Sarah Tibbitts	500,000	*	500,000	0	*

Phyllis Thompson	50,000	*	50,000	0	*

Frederick Tobin	83,333	*	83,333	0	*

James Vargos	500,000	*	500,000	0	*

Marilyn Verardo	100,000	*	100,000	0	*

* Less than 1%

(1) Based upon 191,749,999 shares outstanding as of the date of this offering.
(2) Assumes sale of all 70,068,499 Shares offered, and 191,749,999 shares outstanding following the offering.
(3) Includes 2,500,000 shares held by Tiber Creek Corporation, which provided certain services to the Company as discussed herein.  Further, Tiber Creek Corporation was an owner of Greenmark Acquisition Corporation prior to its merger with Powerdyne, Inc.  Mr. Cassidy is the president and sole shareholder of Tiber Creek Corporation.  Mr. Cassidy is also a promoter of the Company.

(4) Includes 1,000,000 shares held by Provident Trust Group, LLC FBO John Ley Roth IRA.  John Ley is deemed to be the beneficial owner of such shares.
(5) Includes 2,500,000 shares held by IRAA Fin Serv, an unincorporated California business entity.  Mr. McKillop also works with Tiber Creek Corporation from time to time.  Further, IRAA Fin Serv, together with Tiber Creek Corporation, was an owner of Greenmark Acquisition Corporation prior to its merger with Powerdyne, Inc.  Mr. McKillop is the sole beneficial shareholder of IRAA Fin Serv.
(6) Includes 416,666 shares held by the Trustee of the Carol B Read Trust f/b/o Clinton J. Read.  Clinton J. Read is deemed to be the beneficial owner of such shares.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, there are 191,749,999 shares of common stock outstanding of which 129,306,667 shares are owned by officers and directors of the Company and 18,000,000 shares are held by Eric Foster, a greater than five percent (5%) shareholder in the Company.  There will be 191,749,999 shares outstanding if the maximum number of Shares offered herein is sold.

The shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act.  In general, securities may be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months.  While affiliates of the Company are subject to certain limits in the amount of restricted securities they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Company.  In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company's securities.

LEGAL MATTERS

Cassidy & Associates, Beverly Hills, California (“Cassidy & Associates”), has given its opinion as attorneys-at-law regarding the validity of the issuance of the Shares offered by the Company.  A member of the law firm of Cassidy & Associates is an officer and director of Tiber Creek Corporation and may be considered the beneficial owner of the 2,500,000 shares of common stock of the Company owned by Tiber Creek Corporation.

Interest of Counsel

Cassidy & Associates, counsel for the Company, who has given an opinion upon the validity of the securities being registered and upon other legal matters in connection with the registration or offering of such securities, had, or is to receive in connection with the offering, a substantial interest in the Company and was connected with the Company through Greenmark Acquisition.  James Cassidy, a partner of Cassidy & Associates, is a promoter of the Company and was a director and officer   of Greenmark Acquisition prior to its change of control and subsequent merger with Powerdyne, Inc.

EXPERTS

Anton & Chia, LLP, an independent registered public accounting firm, has audited Powerdyne, Inc.’s (a development stage company) consolidated balance sheets as of December, 31, 2010, and the related statements of operations, changes in stockholders’ deficiency, and cash flows for the period then ended.  The Company has included such financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of December 31, 2010, given their authority as experts in accounting and auditing.

Anton & Chia, LLP, an independent registered public accounting firm, has audited Greenmark Acquisition Corporation’s (a development stage company) balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity and cash flows for the periods then ended.  The Company has included such financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of December 31, 2010, given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Company’s certificate of incorporation include an indemnification provision that provides that the Company shall indemnify directors against monetary damages to the Company or any of its shareholders by reason of a breach of the director’s fiduciary except (i) for any breach of the director’s duty of loyalty to the Company or its shareholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The certificate of incorporation does not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

PART I

ITEM 1.	FINANCIAL STATEMENTS

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

September 30, 2011

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)
CONDENSED BALANCE SHEET

	September 30, 2011	December 31, 2010
	(unaudited)

ASSETS

Current Assets:
Cash	$46,587	$2,059
Prepaid expenses	5,226	1,817
Advances to stockholder	16,096	4,369
Total current assets	67,909	8,245

Propery and Equipment
Property and equipment, net	134,889	21,793

Total Assets	$202,798	$30,038

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued expenses	$131,877	$42,348
Advances from Greenmark Acquisition Corp	-	-
Advances from stockholder	4,775	2,975
Total current liabilities	136,652	45,323
Total Liabilities	136,652	45,323

Stockholders' Equity:
Common stock; $0.0001 par value; 300,000,000 shares
authorized, 191,500,000 shares issued and outstanding
as of September 30, 2011 and 205,000,000 shares issued and
outstanding as of December 31, 2010	19,150	20,500
Common stock subscribed	-	191,900
Additional paid-in capital	1,049,450	140,500
Common stock subscritions receivable	-	(61,915)
Accumulated deficit	(1,002,454)	(306,270)
Total Stockholders' Equity (Deficit)	66,146	(15,285)

Total Liabilities and Stockholders' Equity (Deficit)	$202,798	$30,038

Page 2	The accompanying notes are an integral part of these condensed financial statements.

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)
CONDENSED STATEMENT OF OPERATIONS

	For the three	For the three	For the nine	For the nine	For the period from
	months ended	months ended	months ended	months ended	February 2, 2010 (inception)
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010	to September 30, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$-	$-	$-	$-	$-
Operating expenses
Selling, general and administrative	49,892	38,060	694,272	39,303	1,000,542
Total operating expenses	49,892	38,060	694,272	39,303	1,000,542

Loss from operations	(49,892)	(38,060)	(694,272)	(39,303)	(1,000,542)

Income tax expense	956	—	1,912	-	1,912

Net loss	$(50,848)	$(38,060)	$(696,184)	$(39,303)	$(1,002,454)

Basic and diluted loss per common share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Basic and diluted weighted average common shares outstanding	190,608,696	188,000,000	191,890,110	188,000,000

Page 3	The accompanying notes are an integral part of these condensed financial statements.

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the period from February 2, 2010 (Inception) to June 30, 2011

				Additional			Total
	Common Stock		Common Stock	Paid-In	Common Stock	Accumulated	Stockholders'
	Shares	Amount	Subscribed	Capital	Subscriptions Receivable	Deficit	Equity (Deficit)

Balance, February 2, 2010 (Inception)	1,000,000	$100	$-	$900	$-	$-	$1,000

Common stock subscribed	-	-	191,900	-	(61,915)	-	129,985

Stock issued for change in control	188,000,000	18,800	-	(18,800)	-	-	-

Stock issued for services	16,000,000	1,600	-	158,400	-	-	160,000
							-
Net loss	-	-	-	-	-	(306,270)	(306,270)

Balance, December 31, 2010	205,000,000	$20,500	$191,900	$140,500	$(61,915)	$(306,270)	$(15,285)

Recapitalization shares contributed from reverse merger agreement	(84,526,666)	(8,453)	-	8,453	-	-	-

Issuance pursuant to merger agreement for services - fair valued	32,500,000	3,250		321,750	-	-	325,000

Issuance per cash considerations in relation to the stockholder subscription	36,026,666	3,603	(191,900)	523,997	(102,200)	-	233,500

Net loss	-	-	-	-	-	(576,043)	(576,043)

Balance, March 31, 2011 (unaudited)	189,000,000	18,900	-	994,700	(164,115)	(882,313)	(32,828)

Common stock issued	500,000	50	-	14,950	164,115	-	179,115

Net loss for the quarter	-	-	-	-	-	(69,293)	(69,293)

Balance, June 30, 2011 (unaudited)	189,500,000	$18,950	$-	$1,009,650	$-	$(951,606)	$76,994

Common stock issued	2,000,000	200	-	39,800	-	-	40,000

Net loss for the quarter	-	-	-	-	-	(50,848)	(50,848)

Balance, September 30, 2011 (unaudited)	191,500,000	$19,150	$-	$1,049,450	$-	$(1,002,454)	$66,146

Page 4	The accompanying notes are an integral part of these condensed financial statements.

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)
CONDENSED STATEMENT OF CASH FLOWS

	For the nine	For the nine	From February 2, 2010
	months ended	months ended	(Inception) to
	September 30, 2011	September 30, 2010	September 30, 2011
	(unaudited)	(unaudited)
Operating Activities:
Net loss	$(696,184)	$(39,303)	$(1,002,454)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	66	-	66
Stock compensation	325,000	-	485,000
Changes in operating assets and liabilities:
Advances to stockholder	(11,727)	(2,034)	(16,096)
Advances from stockholder	1,800		4,775
Prepaid expenses	(3,409)	(17,709)	(5,226)
Accrued expenses	89,529	20,239	131,877
Net cash used by operating activities	(294,925)	(38,807)	(402,058)

Investing Activities:
Organization expense	-	-
Purchase of equipment	(113,162)	(21,793)	(134,955)
Net cash used by investing activities	(113,162)	(21,793)	(134,955)

Financing Activities:
Related parties	-	1,000	1,000
Proceeds from common stock	452,615	65,000	582,600
Net cash provided by financing activities	452,615	66,000	583,600

Net change in cash	44,528	5,400	46,587
Cash, beginning of period	2,059	-	-

Cash, end of period	$46,587	$5,400	$46,587

Page 5	The accompanying notes are an integral part of these condensed financial statements.

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2011

1. ORGANIZATION

Powerdyne, Inc., was incorporated on February 2, 2010 in Nevada, and is registered to do business in Rhode Island and Massachusetts. On February 7, 2011, Powerdyne, Inc. merged with Powerdyne International, Inc., formerly Greenmark Acquisition Corporation, a publicly held Delaware shell corporation with minimal assets and no operations.

On December 13, 2010, Powerdyne International, Inc., formerly Greenmark Acquisition Corporation, filed an Amended and Restated Articles of Incorporation in order to, among other things, increase the authorized capital stock to 300,000,000 common shares, par value $0.0001 per share.  Unless the context specifies otherwise, as discussed in Note 2, references to the “Company” refers to Powerdyne International, Inc. and Powerdyne, Inc. after the merger.

At the closing of the merger, each share of Powerdyne, Inc.’s common stock issued and outstanding immediately prior to the closing of the Merger was exchanged for the right to receive 7,520 shares of common stock of Powerdyne International, Inc.  Accordingly, an aggregate of 188,000,00 shares of common stock of Powerdyne International, Inc. were issued to the holders of Powerdyne, Inc.’s common stock.

The Company is a start-up organization which intends to produce and distribute completely packaged independent electrical generator units that run on environmentally-friendly fuel sources, such as natural gas and propane. At this time, the majority stockholder has patents pending with the United States Patent Office regarding the unique design of these units.

2.  REVERSE MERGER ACCOUNTING

On February 7, 2011, Greenmark Acquisition Corporation, which was a publicly held Delaware shell corporation with no operations  merged with Powerdyne, Inc.,  Upon closing of the transaction, Greenmark Acquisition Corporation, the surviving corporation in the merger, change its name to Powerdyne International, Inc.,

The merger is being accounted for as a reverse-merger, and recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP”).  Powerdyne, Inc. is the acquirer for financial reporting purposes and the Company is the acquired company. Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the Merger will be those of Powerdyne, Inc. and will be recorded at the historical cost basis of Powerdyne, Inc., and the financial statements after completion of the merger will include the assets and liabilities of the Company and Powerdyne, Inc., historical operations of Powerdyne, Inc. and operations of the Company from the closing date of the Merger.  Common stock and the corresponding capital amounts of the Company pre-merger have been retroactively restated as capital stock shares reflecting the exchange ratio in the merger.

Page 6	The accompanying notes are an integral part of these condensed financial statements.

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2011

In conjunction with the merger, the Company received no cash and assumed no liabilities from Greenmark Acquisition Corporation.  All members of the Company’s executive management are from Powerdyne, Inc.

3. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements primarily reflect the financial position, results of operations and cash flows of the Company (as discussed above).  The accompanying unaudited condensed financial statements have been prepared in accordance with GAAP for interim financial information and pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission.  Accordingly, these interim financial statements do not include all of the information and footnotes required by GAAP for annual financial statements.  In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included.  Operating results for the three and nine months ended September 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011, or for any other period.  Amounts related to disclosures of December 31, 2010, balances within those interim condensed financial statements were derived from the audited 2010 financial statements and notes thereto filed on Form 8-K/A on April 5, 2011.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements. The Company is classified as a development stage enterprise under GAAP and has not generated significant revenues from its principal operations.

Development Stage and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, the Company is considered to be in the development stage as defined in GAAP. The Company has not generated significant revenues from its principal operations, and there is no assurance of future revenues. As of September 30, 2011, the Company had an accumulated deficit from inception of $1,002,454.

The Company’s activities will necessitate significant uses of working capital beyond 2011. Additionally, the Company’s capital requirements will depend on many factors, including the success of the Company’s continued research and development efforts and the status of competitive products. The Company plans to continue financing its operations with cash received from financing activities, more specifically from one of its major shareholders.

Page 7	The accompanying notes are an integral part of these condensed financial statements.

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2011

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital or if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company.

Use of Estimates

These unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto for Powerdyne International, Inc.  Form 8-K/A filed on April 5, 2011 with the SEC.  In preparing these condensed financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the condensed financial statements and the reported amount of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.  Significant estimates and assumptions included in the Company’s condensed financial statements relate to the valuation of long-lived assets, accrued expenses and valuation assumptions related to share based payments.

Fair Value of Financial Instruments

The fair value accounting guidance defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”  The definition is based on an exit price rather than an entry price, regardless of whether the entity plans to hold or sell the asset.  This guidance also establishes a fair value hierarchy to prioritize inputs used in measuring fair value as follows:

•	Level 1: Observable inputs such as quoted prices in active markets;

•	Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s financial instruments include cash. The estimated fair value of this instrument approximates its carrying amount.

Management believes it is not practical to estimate the fair value of advances to stockholder because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no quoted values available for these instruments, and an independent valuation would not be practical due to the lack of data regarding similar instruments, if any, and the associated potential costs.

Page 8	The accompanying notes are an integral part of these condensed financial statements.

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2011

Cash and Cash Equivalents

The Company considers all highly-liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2011.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions. From time to time, the Company may maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from planned operations.  The Company will recognize revenue on arrangements in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) No. 605, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.  The Company has not recorded any sales transactions since inception.

Equipment, net

Equipment is stated at cost. Capital expenditures for improvements and upgrades to existing equipment are also capitalized. Maintenance and repairs are expensed as incurred. The machinery and equipment is currently classified as ‘construction in process’ and it is the Company’s policy to begin depreciation once the assets are placed into service.  Equipment is depreciated over the estimated useful life of ten years on straight-line basis when the assets are put into use.  Depreciation expense for the nine months ended September 30, 2011 and 2010 was $66 and $0, respectively, and $0 for the period from inception to December 31, 2010.

Long-Lived Assets

In accordance with ASC 350-30 (formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their then carrying values may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

Page 9	The accompanying notes are an integral part of these condensed financial statements.

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2011

Income Taxes

As a result of the implementation of certain provisions of ASC 740, Income Taxes, (formerly FIN 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109) , (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined.  ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes.

In 2010, the Company adopted Accounting for Uncertain Income Taxes under the provisions of ASC 740. ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company did not recognize any additional liability for unrecognized tax benefits as a result of the adoption of ASC 740.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position.  Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740.  In addition, we did not record a cumulative effect adjustment related to the adoption of ASC 740.  Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Our tax provision determined using an estimate of our annual effective tax rate using enacted tax rates expected to apply to taxable income in the years in which they are earned, adjusted for discrete items, if any, that are taken into account in the relevant period.  Each quarter we update our estimate of the annual effective tax rate, and if our estimated tax rate changes, we make a cumulative adjustment.  Taxes payable as of September 30, 2011 and December 31, 2010 was zero. Income taxes paid for the nine months ended September 30, 2011 and the year ended December 31, 2010 were $1,912 and $0, respectively.

Share Based Compensation

The Company applies ASC 718, Shares-Based Compensation to account for its service providers’ share-based payments.  Common stock of the Company was given to service providers to retain their assistance in becoming a U.S. public company, assistance with public company regulations, investors’ communications and public relations with broker-dealers, market makers and other professional services.

Page 10	The accompanying notes are an integral part of these condensed financial statements.

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2011

In accordance with ASC 718, the Company determines whether a share payment should be classified and accounted for as a liability award or equity award.  All grants of share-based payments to service providers classified as equity awards are recognized in the financial statements based on their grant date fair values which are calculated using historical pricing.  The Company has elected to recognize compensation expense based on the criteria that the stock awards vest immediately on the issuance date.  ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent period if actual forfeitures differ from initial estimates.  There were no forfeitures of share based compensation.

Loss per Common Share

Basic loss per common share excludes dilutive securities and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the Company has only incurred losses, basic and diluted loss per share is the same.   As of September 30, 2011, there were no outstanding dilutive securities.

The following table represents the computation of basic and diluted losses per share:

	Three months ended September 30, 2011	Nine months ended September 30, 2011

Loss available for common shareholder	$(50,848)	$(696,184)
Basic and fully diluted loss per share	(0.00)	(0.00)

Weighted average common shares outstanding - basic and diluted	190,608,696	191,890,110

Recent Accounting Pronouncements

In January 2010, the FASB issued amended standards that require additional fair value disclosures. These disclosure requirements are effective in two phases. In the first quarter of 2010, we adopted the requirements for disclosures about inputs and valuation techniques used to measure fair value as well as disclosures about significant transfers. Beginning in the first quarter of 2011, these amended standards will require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3). These amended standards did not have any impact on our financial statements or disclosures.

Page 11	The accompanying notes are an integral part of these condensed financial statements.

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2011

In May 2011, the Financial Accounting Standards Board ("FASB") issued a new accounting standard on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. The standard is effective for interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. The Company does not expect the adoption of this accounting guidance to have a material impact on its consolidated financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

5. EQUIPMENT - NET

Equipment, net consists of the following as of September 30, 2011 and December 31, 2010:

	September 30,	December 31,
	2011	2010
Motor vehicles	$1,976	$-
Machinery and equipment	132,979	21,793
Less accumulated depreciation	(66)	-

Total equipment - net	$134,889	$21,793

Machinery and equipment is stated at cost and depreciated on a straight-line basis over an estimated useful life of 10 years.  The machinery and equipment is currently classified as ‘construction in process’ and it is the Company’s policy to begin depreciation once the asset is placed into service.  Depreciation expense for the three and nine months ended September 30, 2011 and 2010 was $66 and zero, respectively.

6. COMMON STOCK

Pursuant to the terms and conditions of the merger on February 7, 2011 (see Note 1 and 2) each share of Powerdyne, Inc.’s common stock issued and outstanding immediately prior to the closing of the merger was exchanged for the right to receive 7,520 shares of Powerdyne International, Inc. common stock.

On December 11, 2010, the Company issued 2,000,000 shares of common stock to each of Tiber Creek Corporation and IRAA Fin Serv. for services rendered on behalf of Powerdyne Inc.  The shares were valued at their estimated fair value of $0.01 per share for a total compensation of $40,000.

Page 12	The accompanying notes are an integral part of these condensed financial statements.

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2011

On December 13, 2010, the Company issued 188,000,000 to Dale Euga, the sole shareholder of Powerdyne Inc. The shares were issued to effect a change of control of the Company in anticipation of the merger that was eventually consummated with Powerdyne, Inc.

On December 13, 2010, the Company issued 12,000,000 shares of common stock to Arthur Read, II, Esq for services rendered on behalf of Powerdyne Inc.  The shares were valued at their estimated fair value of $0.01 per share for a total compensation of $120,000.

Starting in June 2010, the Company entered into various stockholder subscription agreements with private investors in order to provide working capital for the Company. The agreements were sold to private investors at $0.01-$0.03 per share in various share amounts.  The agreement stipulated that the shares of common stock would not be issued to the investors until the execution of the reverse merger agreement and subsequent Initial Public Offering.  During fiscal year 2010, the Company raised $191,900 from the stockholder subscription agreements for the purchase of 19,190,000 shares of common stock.  The Company had $61,915 in common stock subscription receivable as of December 31, 2010.  The 19,190,000 shares of common stock were issued on February 8, 2011.

On February 7, 2011, in connection with the merger, Dale Euga contributed 84,526,666 shares of common stock to the company which were then cancelled. Mr. Euga received no compensation for these shares.

On February 8, 2011, the Company issued 32,500,000 shares of common stock to employees and consultants for services.  The company recorded an expense of $325,000 based on an estimated fair value of $0.01 per share.

During the nine months ended September 30, 2011 the Company raised an additional $390,700 from the stockholder subscription agreements for the purchase of 19,336,664 shares of common stock. In total, the Company has raised $582,600 in cash from common stock subscriptions.

7. RELATED PARTY

From time to time, the Company advances amounts to stockholders, as well as receives payments from stockholders in the form of cash and/or out-of-pocket expenditures for the benefit of the Company, which are business in nature.  The balance of advances from stockholder was $4,775 as of September 30, 2011 and $2,975 as of December 31, 2010.  The balance of advances to stockholder was $16,096 and $4,369 as of September 30, 2011 and December 31, 2010, respectively. As stated in Note 10, the Company is negotiating with a related party regarding a real property lease arrangement for its manufacturing facilities. For the interim, the Company has agreed to reimburse this related party for utility expenses while the negotiations proceed. Amounts paid and accrued to the related party for the nine months ended September 30, 2011 and the year ended December 31, 2010 was $2,953 and $0, respectively.

Page 13	The accompanying notes are an integral part of these condensed financial statements.

POWERDYNE INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2011

8. MEMORANDUM OF UNDERSTANDING

The Company entered into a Memorandum of Understanding (MoU) with Turning Mill, LLC, a Massachusetts company that has developed a business model that utilizes various federal and state renewable energy programs.  The MoU sets forth a framework for the companies to begin to collaborate in the clean, renewable energy market place.

9. COMMITMENTS AND CONTINGENCIES

Litigation

During the ordinary course of the Company’s business, it is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.

The Company is involved in a legal settlement with a former employee of the Company.  The Company is seeking reimbursement of expenses paid in the amount of $5,000.  The former employee is seeking further additional expenses incurred in the amount of $6,500.  It is the opinion of the Company’s legal counsel that the legal action is without merit and no accrual has been recorded for this claim.

10. SUBSEQUENT EVENTS

Management has evaluated subsequent events through November 14, 2011, the date upon which the financial statements were issued.

The Company entered into an operating lease agreement for its manufacturing facilities with a related party on October 1, 2011. The initial term of the lease begins January 1, 2012 and ends
March 31, 2012. The Company has the option to renew the lease for an additional three month term beginning April 1, 2012. Additional three month terms are renewable at the Company’s option through December 2017. The Company shall pay this related party $300 per month, beginning January 1, 2012, for the term of the lease. In addition, The Company will be responsible for utilities used at this facility.

Page 14	The accompanying notes are an integral part of these condensed financial statements .

POWERDYNE, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

December 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of
Powerdyne, Inc.:

We have audited the accompanying balance sheet of Powerdyne, Inc. (the “Company”) as of December 31, 2010, and the related statement of operations, stockholder deficit, and cash flows for the period from February 2, 2010 (Inception) through December 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Powerdyne, Inc. as of December 31, 2010, and the results of its operations and cash flows for the period from February 2, 2010 (Inception) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

As described in Notes 5 and 8 to the financial statements, the Company has restated the financial statements and notes to retroactively reflect the recapitalization effect of the subsequent reverse merger transaction and for the correction of an omission in the financial statements.

/s/ Anton & Chia, LLP

Newport Beach, California
February 18, 2011, except for Notes 5 and 8 as to which date is December 4, 2011

POWERDYNE, INC.
(A Development Stage Company)
BALANCE SHEET
December 31, 2010

December 31, 2010

ASSETS
Current Assets:
Cash	$2,059
Prepaid expenses	1,817
Advances to stockholder	4,369
Total current assets	8,245
Equipment
Equipment	21,793

Total Assets	$30,038

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities:
Accrued expenses	$42,348
Advances from stockholder	2,975
Total current liabilities	45,323
Total Liabilities	45,323
Stockholder's Deficit:
Common stock; $0.0001 par value; 300,000,000 shares authorized, 205,000,000 shares issued and outstanding (1)	20,500
Additional paid-in capital (1)	140,500
Common stock subscribed	191,900
Common stock subscribtions receivable	(61,915)
Accumulated deficit	(306,270)
Total stockholder's deficit	(15,285)
Total liabilities and stockholder's deficit	$30,038

(1) The capital accounts of the Company have been retroactively restated to reflect the recapitalization effect of the merger transaction. See Note 5.

Page 2	The accompanying notes are an integral part of these statements.

POWERDYNE, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
For the period from February 2, 2010 (Inception) to December 31, 2010

Restated
From Inception to
December 31, 2010

Revenues	$-
Cost of revenues	-
Gross profit	-
Operating expenses
Selling, general and admin.	306,270
Total operating expenses	306,270
Loss from operations	(306,270)

Net loss	$(306,270)

Basic and diluted loss per common share	$(0.03)

Basic and diluted weighted average common shares outstanding (2)	12,084,337

(2) The capital accounts of the Company have been retroactively restated to reflect the recapitalization effect of the merger transaction. See Note 5.

Page 3	The accompanying notes are an integral part of these statements.

POWERDYNE, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the period from February 2, 2010 (Inception) to December 31, 2010

					Common Stock		Total
	Common Stock		Additional	Common Stock	Subscriptions	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Subscribed	Receivable	Deficit	Equity (Deficit)

Balance, February 2, 2010 (Inception) (3)	1,000,000	$100	$900	$-	$-	$-	$1,000

Common stock subscriptions	-	-	-	191,900	(61,915)	-	129,985

Stock issued to effect change in control	188,000,000	18,800	(18,800)	-	-	-	-

Stock issued for services	16,000,000	1,600	158,400	-	-	-	160,000

Net loss from Inception through to December 31, 2010	-	-	-		-	(306,270)	(306,270)
Balance, December 31, 2010 (3)	205,000,000	$20,500	140,500	191,900	$(61,915)	$(306,270)	$(15,285)

(3) The capital accounts of the Company have been retroactively restated to reflect the recapitalization effect of the merger transaction. See Note 5.

Page 4	The accompanying notes are an integral part of these statements.

POWERDYNE, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
For the period from February 2, 2010 (Inception) to December 31, 2010

From February 2, 2010
(Inception) to
December 31, 2010
Cash flows from operating activities:
Net loss	$(306,270)
Stock issued for services	160,000
Changes in operating assets and liabilities:
Change in due to/from related parties	(1,394)
Prepaid expenses	(1,817)
Accrued expenses	42,348
Net cash used by operating activities	(107,133)
Cash flows from investing activities:
Used for:
Equipment	(21,793)
Net cash used by investing activities	(21,793)
Cash flows from financing activities:
Proceeds from common stock	1,000
Proceeds from common stock subscribed	129,985
Net cash provided by financing activities	130,985

Net change in cash	2,059
Cash, beginning of period	-

Cash, end of period	$2,059

Page 5	The accompanying notes are an integral part of these statements.

POWERDYNE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2010

1. ORGANIZATION

Powerdyne, Inc., incorporated February 2, 2010 in Nevada, is a closely-held C Corporation registered to do business in Rhode Island and Massachusetts. The Company is a start-up organization which intends to produce and distribute completely packaged independent electrical generator units that run on environmentally-friendly fuel sources, such as natural gas and propane. At this time, the sole stockholder has patents pending with the United States Patent Office regarding the unique design of these units.

2. BASIS OF PRESENTATION

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and include all the notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of the financial statements have been included.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements. The Company is classified as a development stage enterprise under GAAP and has not generated significant revenues from its principal operations.

Development Stage and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, the Company is considered to be in the development stage as defined in GAAP. The Company has not generated significant revenues from its principal operations, and there is no assurance of future revenues. As of December 31, 2010, the Company had an accumulated deficit from inception of approximately $146,270.

The Company’s activities will necessitate significant uses of working capital beyond 2010. Additionally, the Company’s capital requirements will depend on many factors, including the success of the Company’s continued research and development efforts and the status of competitive products. The Company plans to continue financing its operations with cash received from financing activities, more specifically from one of its major shareholders.

POWERDYNE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2010

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Development Stage and Capital Resources (continued)

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital, or if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and accrued expenses. The estimated fair value of these instruments approximates their carrying amounts due to the short maturity of these instruments.

Management believes it is not practical to estimate the fair value of advances to stockholder because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no quoted values available for these instruments, and an independent valuation would not be practical due to the lack of data regarding similar instruments, if any, and the associated potential costs.

Cash and Cash Equivalents:

The Company considers all highly-liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2010.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions. From time to time, the Company maintains cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit.

POWERDYNE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2010

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from planned operations.  The Company will recognize revenue on arrangements in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) No. 605, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.  The Company has not recorded any sales transactions since inceptions.

Equipment, net

Equipment is stated at cost. Capital expenditures for improvements and upgrades to existing equipment are also capitalized. Maintenance and repairs are expensed as incurred. The machinery and equipment is currently classified as ‘construction in process’ and it is the Company’s policy to begin depreciation once the assets are placed into service.  Equipment is depreciated over the estimated useful life of ten years on straight-line basis when the assets are put into use.  Depreciation expense for the period from inception, February 2, 2010, to December 31, 2010 was zero.

Long-Lived Assets

In accordance with ASC 350-30 (formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their then carrying values may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

POWERDYNE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2010

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

As a result of the implementation of certain provisions of ASC 740, Income   Taxes, (formerly FIN 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109) , (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined.  ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes.

In 2010, the Company adopted Accounting for Uncertain Income Taxes under the provisions of ASC 740. ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company did not recognize any additional liability for unrecognized tax benefits as a result of the adoption of ASC 740.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position.  Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740.  In addition, we did not record a cumulative effect adjustment related to the adoption of ASC 740.  Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Our tax provision determined using an estimate of our annual effective tax rate using enacted tax rates expected to apply to taxable income in the years in which they are earned, adjusted for discrete items, if any, that are taken into account in the relevant period.  Each quarter we update our estimate of the annual effective tax rate, and if our estimated tax rate changes, we make a cumulative adjustment.  Taxes payable as of December 31, 2010 was zero.

Loss per Common Share

Basic loss per common share excludes dilutive securities and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the Company has only incurred losses, basic and diluted loss per share is the same.   As of December 31, 2010, there are no outstanding dilutive securities.

POWERDYNE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2010

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per Common Share (continued)

The following table represents the computation of basic and diluted losses per share:

From Inception to
December 31, 2010

Loss available for common shareholder	$(306,270)
Basic and fully diluted loss per share	(0.03)

Weighted average common shares outstanding	12,084,337

Net loss per share is based upon the weighted average shares of common stock outstanding.

Recent Accounting Pronouncements

In January 2010, the FASB issued amended standards that require additional fair value disclosures. These disclosure requirements are effective in two phases. In the first quarter of 2010, we adopted the requirements for disclosures about inputs and valuation techniques used to measure fair value as well as disclosures about significant transfers. Beginning in the first quarter of 2011, these amended standards will require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3). These amended standards did not have any impact on our financial statements or disclosures.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

POWERDYNE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2010

4. EQUIPMENT - NET

Equipment, net consists of the following as of December 31, 2010:

2010

Machinery and equipment	$21,793
Less accumulated depreciation	-

Total equipment - net	$21,793

Machinery and equipment is stated at cost and depreciated on a straight-line basis over an estimated useful life of 10 years.  The machinery and equipment is currently classified as ‘construction in process’ and it is the Company’s policy to begin depreciation once the asset is placed into service.  Depreciation expense for the year ended December 31, 2010 amounted to zero.

5. COMMON STOCK

Upon incorporation (inception February 2, 2010), the Company authorized 75,000 no par value shares and issued 25,000 of these shares to its sole shareholder. As of December 31, 2010, the Company had one class of capital stock, common stock. No preferred stock was authorized and/or issued.

In June 2010, the Company entered into various stockholder subscription agreements with private investors in order to provide working capital for the Company. The agreements were sold to private investors at $0.01-$0.03 per share in various share amounts.  The agreement stipulated that stock will not be issued to the investors until the execution of the reverse merger agreement and subsequent Initial Public Offering.  During fiscal year 2010, the Company raised $191,900 in relation to the stockholder subscription agreements.  The Company has $61,915 in stock subscription receivable.

On February 7, 2011, Greenmark Acquisition Corporation (“Greenmark”), which was a publicly held Delaware shell corporation with no operations  merged with Powerdyne, Inc. Upon closing of the transaction, Greenmark, the surviving corporation in the merger, change its name to Powerdyne International, Inc.,

POWERDYNE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2010

5. COMMON STOCK (continued)

The merger is being accounted for as a reverse-merger, and recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP”).  Powerdyne, Inc. is the acquirer for financial reporting purposes and Greenmark is the acquired company. Consequently, common stock and the corresponding capital amounts of the Company pre-merger have been retroactively restated as capital stock shares reflecting the exchange ratio in the merger.

On December 11, 2010, Greenmark issued 2,000,000 shares of common stock to each of Tiber Creek Corporation and IRAA Fin Serv. for services rendered on behalf of Powerdyne Inc.  The shares were valued at their estimated fair value of $0.01 per share for a total compensation of $40,000.

On December 13, 2010, Greenmark issued 188,000,000 to Dale Euga, the sole shareholder of Powerdyne Inc. The shares were issued to effect a change of control of the Company in anticipation of the merger that was eventually consummated with Powerdyne, Inc.

On December 13, 2010, Greenmark issued 12,000,000 shares of common stock to Arthur Read, II, Esq for services rendered on behalf of Powerdyne Inc.  The shares were valued at their estimated fair value of $0.01 per share for a total compensation of $120,000.

6. RELATED PARTY

From time to time, the Company makes payments for the benefit of its sole stockholder, which are personal in nature, as well as receives payments from the sole stockholder in the form of cash and/or out-of-pocket expenditures for the benefit of the Company, which are business in nature.  The balance of advances from stockholder was $2,975 and the balance of advances to stockholder was $4,369 as of December 31, 2010.

7. COMMITMENTS AND CONTINGENCIES

Litigation

During the ordinary course of the Company’s business, it is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.

POWERDYNE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2010

8. RESTATEMENT

The Company has restated its financial statements for the period ended December 31, 2010. Subsequent to the filing of the original financial statements, management identified an omission in the financial statement. In December 2010, Greenmark issued 16,000,000 shares of its common stock for services rendered on behalf of Powerdyne Inc.  The shares were valued at their estimated fair value of $0.01 per share for a total compensation of $160,000.  The Company did not record the $160,000 expense for the services rendered. The effect of this correction was to increase net loss for the period from inception to December 31, 2010 from $146,270, as previously reported, to $306,270.

9. SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 18, 2011, the date upon which the financial statements were originally issued.

The Company received common stock subscriptions for approximately 7,680,000 shares in return for approximately $212,500 to individual investors during the months of January, 2011 and February, 2011.

PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees		$1,451
State filing fees	$
Edgarizing fees		$2,615
Transfer agent fees	$
Accounting fee		$0
Legal fees	$
Printing		$0

Item 14. Indemnification of Directors and Officers

The Company's certificate of incorporation, by-laws and other contracts provide for indemnification of its officers, directors, agents, fiduciaries and employees.  These provisions allow the Company to pay for the expenses of these persons in connection with legal proceedings brought because of the person's position with the Company, if the person is not ultimately adjudged liable to the Company for misconduct in the action.  Generally, no indemnification may be made where the person has been determined to have intentionally, fraudulently or knowingly violated the law.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

The Company has issued the following securities in the last three (3) years.  All such securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, as noted below.  Each of these transactions was issued as part of a private placement of securities by the Company in which (i) no general advertising or solicitation was used, and (ii) the investors purchasing securities were acquiring the same for investment purposes only, without a view to resale.  Furthermore, no underwriters participated or effectuated any of the transactions specified below.  Also, no underwriting discounts or commissions applied to any of the transactions set forth below.

(1) On December 11, 2010, 2,000,000 shares of common stock were issued to each of Tiber Creek Corporation and IRAA Fin Serv.

(2) On December 13, 2010, 200,000,000 shares of common stock were issued as follows: 188,000,000 shares to Dale P. Euga and 12,000,000 shares to Arthur M. Read, II, Esq.

(3) On February 7, 2011, 84,526,666 shares of common stock were contributed by Dale P. Euga to the Company.  Mr. Euga received no remuneration or consideration therefor.

(4) On February 8, 2011, the following shares of common stock were issued by the Company to the shareholders named below pursuant to executed subscription agreements or in connection with shares issued to officers and/or consultants in connection with their services for the Company:

Date	Shareholder Name	Number of Shares	Consideration

2/8/11	Edwin S. Barton, II	6,000,000	Officer’s services
2/8/11	Edwin S. Barton, II	833,333	$25,000
2/8/11	Stephen L. Caromile	6,000,000	Officer’s services
2/8/11	Linda H. Madison	1,000,000	Officer’s services
2/8/11	Eric Foster	18,000,000	Consulting work
2/8/11	Jimmy Andrade	300,000	$3,000
2/8/11	Paul Anselmo	150,000	$1,500
2/8/11	Arthur Ballelli	200,000	$2,000
2/8/11	Gary Bayless	166,667	$5,000
2/8/11	Bert Beaumier	1,000,000	$10,000
2/8/11	Michele Berard	150,000	$1,500
2/8/11	Stuart Blazer	100,000	$1,000
2/8/11	Debra Branco	100,000	$1,000
2/8/11	Ann Brouillette	200,000	$2,000
2/8/11	Tony Caetano	170,000	$1,700
2/8/11	Mina Chiong	100,000	$1,000
2/8/11	Lisa Ciccone	100,000	$1,000
2/8/11	David Dasilva	1,610,000	$16,100
2/8/11	Daniel Doke	700,000	$7,000
2/8/11	Candido Esteves	200,000	$2,000
2/8/11	Frank Foster	200,000	$2,000
2/8/11	Robert Gallant	1,050,000	$10,500
2/8/11	Earl Goldberg	100,000	$1,000
2/8/11	Maria Gomes	50,000	$500
2/8/11	Jim Gorman	1,200,000	$12,000
2/8/11	Matt Goudreau	330,000	$3,300
2/8/11	John Graham	100,000	$1,000
2/8/11	Charlotte Greene	500,000	$5,000
2/8/11	Chris Greger	250,000	$2,500
2/8/11	Pamela Harman	800,000	$8,000
2/8/11	Lou Harmon	200,000	$2,000
2/8/11	Raza Hassan	500,000	$5,000
2/8/11	Rose Holt	2,250,000	$22,500
2/8/11	Paula Johnson	2,000,000	$20,000
2/8/11	Edmund Jones	1,500,000	$45,000
2/8/11	Sandi Kelley	100,000	$1,000
2/8/11	John Ley	333,333	$10,000
2/8/11	Bob Maier	666,667	$20,000
2/8/11	Francis Mcguire	1,050,000	$10,500
2/8/11	Thomas O'Loughlin	333,333	$10,000
2/8/11	Aaron Orleck	100,000	$1,000
2/8/11	George Palazzo	200,000	$2,000
2/8/11	Barbara Papamarkakis	100,000	$1,000
2/8/11	Jim Parham	200,000	$2,000
2/8/11	Warren Ross Parker	500,000	$15,000
2/8/11	Peter Pisecco	250,000	$2,500
2/8/11	Chris Prazeres	900,000	$9,000
2/8/11	Robert Proia	500,000	$5,000
2/8/11	Provident Trust Group, LLC FBO John Ley	1,000,000	$30,000
2/8/11	Larry Rodammer	8,000,000	$80,000
2/8/11	Wayne Rodammer	666,667	$20,000
2/8/11	Marek Rutkowski	200,000	$6,000
2/8/11	Tamara Serpa	500,000	$5,000
2/8/11	Eric Thibert	1,000,000	$10,000
2/8/11	Phyllis Thompson	50,000	$500
2/8/11	Sarah Tibbitts	500,000	$15,000
2/8/11	Frederick Tobin	83,333	$2,500
2/8/11	Marilyn Verardo	100,000	$1,000
2/8/11	Mari-Ann Sprague	1,000,000	Services rendered
2/8/11	James Vargos	500,000	Services rendered

(5) From February 8, 2011 through March 25, 2011, the following shares of common stock were issued by the Company to the shareholders named below pursuant to executed subscription agreements:

Date	Shareholder Name	Number of Shares	Consideration

3/14/11	Todd Madison	166,667	$5,000
3/14/11	Carol B Read Trust	333,333	$10,000
3/15/11	Paul Kieltyka	66,667	$2,000
3/18/11	Debra Gordan	100,000	$3,000
3/18/11	Jeffrey Reed	333,333	$10,000
3/19/11	Nancy Covell	50,000	$1,500
3/23/11	Mildred Connor	166,667	$5,000
3/25/11	Jinraj Joshipura	333,333	$10,000
3/25/11	Cliff Prazeres	33,333	$1,000

(6) From March 26, 2011 through November 30 2011, the following shares of common stock were sold by the Company to the shareholders named below.

Date	Shareholder Name	Number of Shares	Consideration

5/2/11	Patricia Maier	500,000	$15,000
8/8/11	Robert Maier	333,333	$10,000
8/9/11	Larry Rodammer	1,000,000	$10,000
8/9/11	Warren Ross Parker	166,667	$5,000
8/9/11	Debora Gordon	100,000	$3,000
8/9/11	David Barnard	166,667	$5,000
8/11/11	Warren Ross Parker	166,666	$5,000
8/22/11	Richard Jodion	66,667	$2,000
10/25/11	Clinton Read	83,333	$2,500
11/2/11	David Barnard	166,666	$5,000

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

2.1+	Agreement and Plan of Merger
3.1+	Certificate of Incorporation
3.2+	By-laws
3.3+	Certificate of Merger
3.4+	Certificate of Amendment
3.5+	Certificate of Amendment
5.0**	Opinion of Counsel on legality of securities being registered
10.1++	Agreement with Merchant Banking Advisors
10.2++	Form of subscription agreement for private placement
10.3++	Employment agreement
10.4++	Employment agreement
10.5**	Form of subscription agreement for sale of the shares
10.6	Agreement with Tiber Creek Corporation
10.7	Lease agreement
23.1	Consent of Accountants
23.2	** Consent of Attorney (as part of Exhibit 5.0)
101	Interactive Data File

** To be filed
+           Previously filed on Form S-1 on February 28, 2011 (File No.: 333-172509) as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference
++         Previously filed on Form S-1 on June 15, 2011 (File No.: 333-172509) as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference

Item 17. Undertakings

The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser , e ach prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Warwick, State of Rhode Island, on November 30, 2011.

POWERDYNE INTERNATIONAL, INC.

By:	/s/ Dale P. Euga
Title: Chief Executive Officer (principal executive officer)

By:	/s/ Linda H. Madison
Title: Secretary (principal financial officer)

By:	/s/ Linda H. Madison
Title: Secretary (principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Dale P. Euga	Director	November 30, 2011

/s/ Arthur M. Read, II, Esq.	Director	November 30, 2011